Exhibit 10.1

ASSET PURCHASE AGREEMENT
by and between
MOUNT LOGAN MANAGEMENT, LLC,
AND
ALTERNATIVE FUND ADVISORS, LLC
Dated as of October 19, 2026

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TABLE OF CONTENTS

Page
Section 1.1    Certain Defined Terms    1
Section 1.2    Construction    11
ARTICLE II. THE TRANSACTION    12
Section 2.1    Sale and Purchase of Assets    12
Section 2.2    Excluded Assets.    13
Section 2.3    Assumed Liabilities.    14
Section 2.4    Excluded Liabilities    14
Section 2.5    Transaction Payment    15
Section 2.6    Earnout.    16
Section 2.7    Closing    20
Section 2.8    Closing Transactions    20
Section 2.9    Allocation of the Transaction Payment    21
Section 2.10    Withholding Taxes    21
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER    21
Section 3.1    Organization and Good Standing    21
Section 3.2    Authority and Enforceability    22
Section 3.3    No Conflict    22
Section 3.4    Title to Purchased Assets    22
Section 3.5    Intellectual Property    23
Section 3.6    Legal Proceedings    24
Section 3.7    Compliance with Laws; Governmental Authorizations    24
Section 3.8    Related Party Transactions    24
Section 3.9    Tax Matters    25
Section 3.10    Brokers Fees    25
Section 3.11    AMCLX    25
Section 3.12    No Breach of Fiduciary Duties    27
Section 3.13    No Convictions, Sanctions, or Other Violations    27
Section 3.14    No Undisclosed Liabilities    27
Section 3.15    Absence of Certain Changes or Events    27
Section 3.16    Disclaimer of Other Representations and Warranties    27
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER    28
Section 4.1    Organization and Good Standing    28
Section 4.2    Authority and Enforceability    28
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TABLE OF CONTENTS (continued)

Page
Section 4.3    No Conflict    28
Section 4.4    Legal Proceedings    29
Section 4.5    Brokers Fees    29
Section 4.6    Financial Capacity    29
Section 4.7    Solvency.    29
Section 4.8    Compliance with Laws; Governmental Authorizations    29
Section 4.9    Disclaimer of Other Representations and Warranties    29
ARTICLE V. COVENANTS    30
Section 5.1    Access and Investigation    30
Section 5.2    Interim Operating Covenants    30
Section 5.3    Consents and Filings    33
Section 5.4    Public Announcements    33
Section 5.5    Termination of Existing Agreements    33
Section 5.6    Board and Adviser Replacement; Approvals    33
Section 5.7    Wrong Pockets.    35
Section 5.8    Use of Names.    36
Section 5.9    Recordation of Transfer of Certain Purchased Assets.    37
Section 5.10    Insurance.    37
Section 5.11    Exclusivity    37
Section 5.12    Standstill    37
Section 5.13    Efforts    38
Section 5.14    Further Actions    38
Section 5.15    Litigation    38
Section 5.16    Covenants with Respect to Expenses; Preparation of the Proxy Solicitation Materials.    38
Section 5.17    U.S. Federal Income Tax Treatment    39
Section 5.18    Post-Closing AMCLX Officers    39
ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE    39
Section 6.1    Conditions Precedent to Obligations of Purchaser    39
Section 6.2    Conditions Precedent to Obligations of Seller    40
Section 6.3    Other Conditions Precedent    41
ARTICLE VII. TERMINATION    41
Section 7.1    Termination    41
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TABLE OF CONTENTS (continued)

Page
Section 7.2    Effect of Termination    44
ARTICLE VIII. INDEMNIFICATION; D&O LIABILITIES AND INSURANCE    44
Section 8.1    Indemnification Obligation    44
Section 8.2    Indemnification Procedure    45
Section 8.3    Survival    45
Section 8.4    Limitations on Liabilities    46
Section 8.5    Materiality Scrape    46
Section 8.6    D&O Liabilities and Insurance    46
Section 8.7    Sole and Exclusive Remedy; Order of Recovery    47
ARTICLE IX. TAX MATTERS    47
ARTICLE X. NOTICES    48
ARTICLE XI. MISCELLANEOUS    49
Section 11.1    Confidentiality    49
Section 11.2    Entire Agreement    50
Section 11.3    Headings    50
Section 11.4    Governing Law; Venue; Waiver of Jury Trial    50
Section 11.5    Assignment; No Third Party Beneficiaries    51
Section 11.6    Specific Performance    51
Section 11.7    Waiver.    52
Section 11.8    Severability.    52
Section 11.9    Amendments    52
Section 11.10    Counterparts and Electronic Signatures    52
Section 11.11    Interpretation; Definitions    53

Exhibits

Exhibit A    Form of Assignment Agreement and Bill of Sale

Exhibit B    List of Relevant Business Contracts and Assumed Liabilities

Exhibit C    Allocation Schedule

Exhibit D    Form of New Investment Management Agreement

Exhibit E    Form of Resignation Letter

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made as of October 19, 2026 by and between Alternative Fund Advisors, LLC, a New York limited liability company (“Seller”), and Mount Logan Management, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, Seller is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, Seller is the investment manager and investment adviser for AFA Asset Based Lending Fund, a Delaware statutory trust (“AMCLX”);
WHEREAS, AMCLX is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets (as defined below), subject to: (a) the assumption by Purchaser of the Assumed Liabilities; (b) the retention by Seller of the Excluded Liabilities; and (c) the other terms and conditions set forth in this Agreement.
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing: (a) the incumbent trustees of the AMCLX Board will be replaced by successor trustees of the AMCLX Board; (b) Purchaser will replace Seller as the investment manager to AMCLX; and (c) AMCLX and Purchaser will enter into a new Investment Management Agreement substantially in the form attached hereto as Exhibit D (the “New Investment Management Agreement”) (collectively, clauses (a) through (c) above, the “Board and Adviser Replacement”); and
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
Section 1.1    Certain Defined Terms. For purposes of this Agreement the following capitalized terms have the following meanings:
“12b-1 Plan” has the meaning set forth in Section 3.11(g).
“1933 Act” means the Securities Act of 1933, as amended.

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“1940 Act” has the meaning set forth in the recitals.
“Adjustment Factor” has the meaning set forth in Section 2.6(g).
“Adjusted Transaction Payment Ratio” has the meaning set forth in Section 2.5(e).
“Admin Fee” has the meaning set forth in Section 2.6(b).
“Advisers Act” has the meaning set forth in the recitals.
“Alternative Acquisition Agreement” means any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other agreement providing for or relating to any Third-Party Transaction.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person; provided that in no event shall (a) Purchaser be considered an Affiliate of (i) any investment fund or account managed by or affiliated with BC Partners Advisors, L.P., (ii) any management or advisory entity affiliated with BC Partners Advisors, L.P., or (iii) any portfolio company of any investment fund or account managed by or affiliated with BC Partners Advisors, L.P., or (b) (i) any portfolio company of any investment fund or account managed by or affiliated with BC Partners Advisors, L.P., (ii) any investment fund or account managed by or affiliated with BC Partners Advisors, L.P., or (iii) any management or advisory entity affiliated with BC Partners Advisors, L.P., be considered an Affiliate of Purchaser. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the recitals.
“Allocation Schedule” has the meaning set forth in Section 2.9.
“AMCLX” has the meaning set forth in the recitals.
“AMCLX Base Amount” has the meaning set forth in Section 2.6(b).
“AMCLX Board” means the Board of Trustees of AMCLX.
“AMCLX Shareholder Approval” has the meaning set forth in Section 5.6(c)(iii).
“AMCLX Shareholder Meeting” has the meaning set forth in Section 5.6(c)(iii).
“AMCLX Shareholders” means the holders of shares in AMCLX.
“Ancillary Agreements” means the Assignment Agreement and Bill of Sale, the New Investment Management Agreement, and any other agreements, instruments, documents and

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certificates contemplated hereby or thereby or to be delivered in connection herewith or therewith.
“Applicable Agreements” is defined in Section 2.2(g) of this Agreement.
“Applicable Law” means all applicable provisions of all: (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, interpretations, guidelines, ordinances, codes, orders, or other authority of any Governmental Authority or stock exchange; (b) Governmental Authorizations; and (c) orders, decisions, injunctions, judgments, writs, awards and decrees of or agreements with any Governmental Authority, each as interpreted as of the date of this Agreement or the Closing Date (as applicable).
“Assignment Agreement and Bill of Sale” has the meaning set forth in Section 2.8(a)(i).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“BCP Staffing Agreement” has the meaning set forth in Section 2.6(b).
“Board and Adviser Replacement” has the meaning set forth in the recitals.
“Business” means the business of managing, advising, sponsoring, distributing and promoting AMCLX.
“Business Day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under Applicable Law or action of any Governmental Authority.
“Cap” has the meaning set forth in Section 8.4(b).
“Closing” has the meaning set forth in Section 2.7.
“Closing Payment” has the meaning set forth in Section 2.5(a).
“Closing Date” has the meaning set forth in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Fund” has the meaning set forth in Section 2.6(g).
“Confidential Information” has the meaning set forth in Section 11.1.
“Confidentiality Agreement” shall mean the confidentiality agreement by and between BC Partners Advisors L.P. and Alternative Fund Advisors LLC executed on October 31, 2025.
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption, or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person, including, any Governmental Authority.

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“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, statement of work, purchase order or other instrument or consensual obligation, written or oral, to which a Person is a party or by which such Person or any of its properties or assets are bound or subject.
“Copyrights” means copyrightable works (including advertising and promotional materials, Software, compilations of data and website content), and any copyrights therefor (whether registered or unregistered) and including common law and statutory rights therein and therefor, and further including registrations and renewals thereof and applications for registration therefor.
“Cumulative Adjustment Factor” has the meaning set forth in Section 2.6(g).
“Deductible” has the meaning set forth in Section 8.4(a).
“Designated Courts” has the meaning set forth in Section 11.4(b).
“Earnout Commencement Date” has the meaning set forth in Section 2.6(a).
“Earnout Measurement Period” has the meaning set forth in Section 2.6(e).
“Earnout Period” has the meaning set forth in Section 2.6(a).
“Encumbrance” means any charge, license, mortgage, deed of trust, lien, option, title retention device, collateral assignment, preemptive right, community property interest, claim, pledge, easement, prescriptive right, encroachment, right of first-offer or refusal, conditional sale agreement, restriction (including restriction on transfer), security interest, or other similar encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws), whether arising by Contract or by operation or law and whether voluntary or involuntary.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Information” means (a) employee or personnel records, the Tax records and returns (or portions thereof) of Seller and its Affiliates and (b) internal process documentation (including internal memoranda, opinions, manuals and forms) of Seller and its Affiliates to the extent not related to the Purchased Assets.
“Excluded Liability” and “Excluded Liabilities” has the meaning set forth in Section 2.4.
“Exclusivity Period” has the meaning set forth in Section 5.11.
“Exchange Act” has the meaning set forth in Section 5.12.
“Existing Investment Management Agreement” means that certain Investment Management Agreement, dated April 22, 2021, by and between AMCLX and Seller, as amended from time to time.

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“Existing Sub-Advisory Agreement” means that certain Investment Sub-Advisory Agreement by and among AFA Multi-Manager Credit Fund, Alternative Fund Advisors, LLC and F.L. Putnam Investment Management Company, Inc. as Sub-Advisor, dated as of June 30, 2023.
“Fidelity Agreement” means that certain Services Agreement by and among National Financial Services LLC, Fidelity Brokerage Services LLC, Fidelity Investments Institutional Operations Company LLC, Foreside Financial Services, LLC, Seller and AMCLX, dated as of August 1, 2021.
“Final Allocation” has the meaning set forth in Section 2.9.
“Fraud” means Delaware common law fraud, in the making of a specific representation or warranty expressly set forth in ARTICLE III or ARTICLE IV and requires (a) an intentional false representation expressly set forth in the representations and warranties set forth in ARTICLE III or ARTICLE IV, (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory), (c) reasonable detrimental reliance by such Party upon false representation in acting or refraining from acting and (d) the incurrence of damage by such Party by reason of such reliance.
“Fund Name” has the meaning set forth in Section 5.8.
“Fund Revenue” has the meaning set forth in Section 2.6(b).
“Fund Transaction” has the meaning set forth in Section 2.6(g).
“Fundamental Representations” means, with respect to Seller, the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3(a) (No Conflict), Section 3.4 (Title to Purchased Assets), Section 3.9 (Tax Matters), Section 3.10 (Brokers Fees), and, with respect to Purchaser, the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.3(a) (No Conflict), and Section 4.5 (Brokers Fees), Section 4.6 (Financial Capacity) and Section 4.7 (Solvency).
“GAAP” means generally accepted accounting principles and practices in the U.S., consistently applied, in effect from time to time.
“Governmental Authority” means any United States or non-United States government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including the SEC or any other authority, agency, department, board, commission, or instrumentality of the United States, any state of the United States, or any political subdivision thereof, or any non-United States jurisdiction, any self-regulatory authority, and any court, tribunal, or arbitrator(s) of competent jurisdiction.

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“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, franchise, certificate, exemption, variance, registration or other authorization issued or granted by any Governmental Authority and any renewals thereof.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, letters of credit (to the extent drawn and unreimbursed), debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all Indebtedness of others of the type referred to in clauses (a) and (b) hereof that is directly or indirectly guaranteed in any manner by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against Loss, (d) all obligations issued, undertaken or assumed as the deferred purchase price of property (but excluding accounts payable), earnout obligations or obligations resulting from any holdbacks, performance bonus, bonus pool or other contingent payment arrangement, (e) all obligations under any swap agreements or hedge agreements, (f) any third party fees, commissions, costs and expenses incurred and payable in connection with the acquisition of any other business prior to the Closing, and (g) with respect to clauses (a) to (f) above, all accrued and unpaid interest thereon, if any, expense reimbursements or other fees, costs, penalties or other payment obligations arising in connection therewith.
“Indemnified Party” has the meaning set forth in Section 8.2.
“Indemnifying Party” has the meaning set forth in Section 8.2.
“Information Technology” means any tangible or digital computer systems (including computers, screens, data storage systems (including servers), workstations, routers, hubs, switches, networks, data communications lines and hardware, firmware and Software), telecommunications systems, and other interfaces, applications, platforms, firewalls, equipment and other apparatus that are used to create, manipulate, store, transmit, exchange, or receive information in any electronic form.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all Copyrights; (c) all Trademarks; (d) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, research and development information, and other proprietary information of every kind; (e) all Software (whether in general release or under development); (f) all databases, data collections and database rights; and (g) all other intellectual property rights.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.15(a).
“Judgment” means any order, writ, subpoena, injunction, judgment, decree, ruling, verdict, assessment or arbitration award of any Governmental Authority or arbitrator.

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“Laws” means any federal, state, local, municipal, provincial, territorial, national, foreign or other statute, law (including common law), act, code, order, award, injunction, decree, judgment, verdict, rule, constitution, directive, resolution, or regulation enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any liability or obligation of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.
“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, penalties, fines, interest, awards, costs and expenses, including reasonable and documented out-of-pocket fees and expenses of counsel, accountants and other professional advisors, in each case whether or not arising from or in connection with a Third Party Claim, and whether or not such losses are liquidated, fixed, accrued, absolute, contingent or otherwise, to the extent arising out of or relating to any matter for which indemnification is provided under this Agreement; provided, however, that Losses shall not include punitive damages except to the extent actually awarded to a third party.
“Material Adverse Effect” means any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Seller, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent Seller from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Seller operates (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (v) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby that were reasonably foreseeable as of the date of this Agreement; (vi) any action taken by Seller which is required by this Agreement; and (vii) any actions taken (or omitted to be taken) at the written request of Purchaser; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on Seller, taken as a whole, relative to other similarly situated Persons operating in the industries or markets in which Seller operates.
“MLCI” means Mount Logan Capital, Inc.

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“Mount Logan Indemnified Parties” has the meaning set forth in Section 8.1(a).
“Name Change” has the meaning set forth in Section 5.8.
“Nasdaq” means the Nasdaq Global Market.
“New Investment Management Agreement” has the meaning set forth in the recitals.
“Net Assets” shall mean, with respect to AMCLX or any other Person, as of a specified date, the total assets of such Person less the total liabilities of such Person (including any borrowings and other indebtedness for borrowed money), determined in a manner consistent with the calculation of such Person’s net asset value as of the specified date.
“Net Platform Fees” has the meaning set forth in Section 2.6(b).
“Non-Party Affiliates” has the meaning set forth in Section 11.12.
“Off-the-Shelf Software” means commercially available, off-the-shelf Software licensed on standard terms.
“Ordinary Course of Business” means, when used with respect to a Person’s conduct, conduct by that Person in the ordinary course of the Person’s business consistent with past practice.
“Party” and “Parties” have the meaning set forth in the preamble.
“Permits” means all Governmental Authorizations of, or owned, utilized, held or maintained by, Seller or any of its Affiliates that are required to be obtained from Governmental Authorities and are used primarily in connection with the Purchased Assets.
“Permitted Encumbrance” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for which the underlying obligation is not past due or payable; and (b) Encumbrances and other imperfections of title that do not detract in any material respect from the value or impair the use of the property subject thereto in any material respect arising or incurred in the Ordinary Course of Business.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Pre-Closing Period” means all taxable years or periods that end on or before the Closing Date, and with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.
“Proceeding” means any charge, action, arbitration, audit, examination, investigation, proceeding, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced,

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brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Proxy Solicitation Materials” has the meaning set forth in Section 5.6(c).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Material Adverse Effect” means any fact, circumstance, event, change, occurrence or effect that would have, or would reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.
“Purchaser’s Knowledge” means, with respect to Purchaser, the actual knowledge of Edward Goldthorpe and Brandon Satoren, after reasonable due inquiry.
“Registered Intellectual Property” means all Relevant Business IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, Copyrights, domain names, issued and reissued patents and pending applications for any of the foregoing.
“Relevant Business Contracts” means all Contracts listed on Exhibit B to which Seller is a party.
“Relevant Business Goodwill” means the goodwill of Seller’s business of managing, advising, sponsoring, distributing and promoting AMCLX (but excluding any goodwill subsisting in the names “AFA” and “Alternative Fund Advisors”) and the exclusive right of Purchaser or its successors or assignees to represent themselves as carrying on the Business in succession to Seller after the Closing Date.
“Relevant Business IP” means all Intellectual Property which is otherwise legally or beneficially owned by Seller at the Closing Date and (a) which is or has been wholly or exclusively used, or wholly or exclusively held for use, in connection with Seller’s business of managing, advising, sponsoring, distributing and promoting AMCLX prior to the Closing Date, or (b) which was created, generated or acquired solely for use in connection with Seller’s business of managing, advising, sponsoring, distributing and promoting AMCLX.
“Relevant Business Records” means, with respect to AMCLX, all books, records, data files and other material information required to be maintained under the Advisers Act owned by or in the possession or control of Seller relating exclusively to the provision of advisory and other services to AMCLX, including shareholder subscription agreements and Tax declarations in respect of AMCLX (and supporting shareholder Tax residence and Tax status information in respect of AMCLX), but excluding, in each case, all Excluded Information. Relevant Business Records sold pursuant to this Agreement shall in no case be deemed to include any books or records that are the property of Seller but unrelated to managing, advising, distributing and

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promoting AMCLX. For the avoidance of doubt, Relevant Business Records includes all records in and captured by the dashboard reporting in connection with portfolio management, investment research and client relationship management (CRM) tracking related to AMCLX.
“Representatives” of a Party means such party’s Affiliates (excluding any direct or indirect portfolio companies) and its and their respective employees, officers, directors, managers, members, partners, potential co-investors, consultants, accountants, counsel, financial advisors, other advisors and other representatives and, in the case of Purchaser, shall include BC Partners Advisors, L.P. and any management or advisory entity affiliated with BC Partners Advisors, L.P. to which Purchaser has disclosed Confidential Information.
“Schwab Agreement” means that certain Schwab Mutual Fund Marketplace Agreement by and among Charles Schwab & Co., Inc., AMCLX and Seller, dated as of June 8, 2022.
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble.
“Seller Adverse Recommendation Change” has the meaning set forth in Section 5.6(e).
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.
“Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).
“Seller D&O Policies” has the meaning set forth in Section 8.6(b).
“Seller Recommendation” has the meaning set forth in Section 5.6(c)(iv).
“Seller Related Party” means any former, current or future general or limited partner, stockholder, member, manager, director, officer, employee, or assignee of Seller or any of its Affiliates.
“Seller’s Knowledge” means, with respect to Seller, the actual knowledge of Marco Hanig and Michael Jancosek after reasonable due inquiry.
“Software” means all computer software programs and databases, together with any development tools, comments, user interfaces, data, scripts, application programming interfaces, error corrections, updates, upgrades, new versions, previous versions, new releases, previous releases, derivative works, modifications or enhancements thereto, in both machine-readable form and human-readable form, all documentation including user manuals and other training documentation relating to any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.
“Staffing Fee” has the meaning set forth in Section 2.6(b).
“Straddle Period” has the meaning set forth in Section 9.3.

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“Tax” means (a) any federal, state, local, non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, escheat, unclaimed property, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, escheat, unclaimed property, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being liable for another Person’s taxes as a transferee or successor (by contract or otherwise).
“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.1(b)(i).
“Third Party” has the meaning set forth in Section 5.11.
“Third Party Claim” means any claim, action, suit, proceeding, demand, or investigation brought or asserted by a person or entity that is not a party to this Agreement against any Party (or its Affiliates, officers, director, employees, or agents), including any claim arising from or relating to alleged breach of contract, tort, infringement or intellectual property, violation of law, or any other legal or equitable theory.
“Third-Party Transaction” means any transaction involving any Third Party relating to the direct or indirect sale, transfer, merger, disposition or other similar transaction (however structured, including by replacing the Seller as investment adviser to AMCLX) involving any Purchased Assets or AMCLX.
“Trademarks” means trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing.
“Transaction Payment” has the meaning set forth in Section 2.5.
“Transfer Taxes” has the meaning set forth in Section 9.2.
Section 1.2    Construction.

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(a)    Any reference to a Person includes such Person’s successors and permitted assigns.
(b)    Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.
(c)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise provided for herein.
(d)    The table of contents and the headings of Articles, Sections, Schedules and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.
(e)    All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.
(f)    The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.
(g)    The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein.
(h)    The words “to the extent” mean “the degree to which” and not simply “if.”
(i)    Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.
(j)    Any reference to “Dollars,” “dollars” or “$” without more is to the lawful currency of the U.S.
(k)    Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.
(l)    Unless the context of Agreement otherwise requires, any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
(m)    References to “written” or “in writing” include electronic form.
(n)    If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day.

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(o)    When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period.
(p)    Where used with respect to any information or document, “made available,” “provided,” “delivered” or “furnished” (or any other word or phrase of similar meaning as any of the foregoing), means that the information or document referred to has been physically or electronically delivered to the relevant parties prior to 5:00 p.m. (Eastern) two (2) Business Days prior to the date of this Agreement.
ARTICLE II.
THE TRANSACTION
Section 2.1    Sale and Purchase of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller free and clear of all Encumbrances except for Permitted Encumbrances, all of Seller’s rights, title and interests in, to and under the following assets, properties, and rights of Seller to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Purchased Assets”):
(a)    Relevant Business Goodwill;
(b)    Relevant Business IP;
(c)    Relevant Business Contracts; and
(d)    Relevant Business Records.
Section 2.2    Excluded Assets. Purchaser expressly understands and agrees that other than the Purchased Assets, Purchaser is not purchasing or acquiring, and Seller is not selling, assigning or transferring, any of Seller’s rights, title or interest in, to or under any other assets, properties or rights of Seller, and all such other assets, properties and rights of Seller are excluded from the Purchased Assets (collectively, the “Excluded Assets”). Without limiting the foregoing, the Excluded Assets include the following assets, properties and rights of Seller:
(a)    all cash and cash equivalents, bank accounts and securities;
(b)    all Contracts that are not Relevant Business Contract and are not assigned as Purchased Assets;
(c)    all Permits;
(d)    all employees of Seller and any employment Contracts with respect to any such employees;

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(e)    all Intellectual Property other than the Relevant Business IP, including, for the avoidance of doubt, all forms and components of Seller’s corporate name, e-mail addresses, URLs, websites, website content, telephone numbers, Seller’s branded marketing and offering materials;
(f)    all books and records other than the Relevant Business Records, including the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or any of its Affiliates, all employee-related or employee benefit-related files or records, and any books and records which Seller or any of its Affiliates is prohibited from disclosing or transferring to Purchaser under Applicable Law or is required by Applicable Law to retain;
(g)    (i) all attorney-client privilege and attorney work-product protection of Seller or any of its Affiliates to the extent resulting from legal counsel representing Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, any Ancillary Agreement or the Confidentiality Agreement (collectively, the “Applicable Agreements”), (ii) all books, records and other documents or portions thereof to the extent subject to the attorney-client privilege or work-product protection described in the foregoing clause (i), and (iii) all books, records and other documents or portions thereof maintained by Seller or its Affiliates to the extent related to Seller’s evaluation, negotiation or consummation of the transactions contemplated by any Applicable Agreement;
(h)    all insurance policies and all rights to applicable claims and proceeds thereunder;
(i)    all Tax assets (including duty and Tax refunds and prepayments);
(j)    with respect to any Pre-Closing Period, all rights under warranties, indemnities and all similar rights against third parties and all rights to any action, suit, claim or defense of any nature, whether arising by way of counterclaim or otherwise;
(k)    all real property and all leases, subleases or other Contracts granting the right to use, lease or otherwise occupy real property;
(l)    all Excluded Information;
(m)    all furniture, computer hardware, phone hardware, data processing equipment, Information Technology equipment and other tangible personal property of Seller or its Affiliates; and
(n)    the rights which accrue or will accrue to Seller or any of its Affiliates under this Agreement or any other Applicable Agreements.
Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall assume and thereafter pay, perform and discharge when due, only those Liabilities of Seller and its Affiliates under the Relevant Business Contracts arising and/or

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to be performed after the Closing Date (collectively, the “Assumed Liabilities”). For the avoidance of doubt, Purchaser will be responsible for any Liabilities with respect to the Purchased Assets that first arise, and relate to the period, after the Closing occurs, including all Liabilities for (a) Taxes relating to the Purchased Assets, or the Assumed Liabilities for any post-Closing Tax Period and (b) Taxes for which Purchaser is liable pursuant to Section 9.2. Notwithstanding the foregoing, Purchaser shall not be liable for any end-of-term or other such payments related to the Assumed Liabilities unless they are identified on Schedule B (and if not, such payments shall be Excluded Liabilities).
Section 2.4    Excluded Liabilities. Purchaser shall not assume and shall not be responsible for paying, performing or discharging any of the liabilities or obligations of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities” and, each, an “Excluded Liability”). Without limiting the generality of the foregoing, Excluded Liabilities include the following:
(a)    all Liabilities relating to or arising out of the Excluded Assets;
(b)    all Liabilities for (i) Taxes relating to the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period and (ii) any other Taxes of Seller for any taxable period;
(c)    all Liabilities relating to or arising out of (i) the employment, or termination of employment, of any employee of Seller or its Affiliates prior to the Closing or (ii) workers’ compensation claims or similar of any employee of Seller or its Affiliates to the extent related to events occurring prior to the Closing;
(d)    all Liabilities related to any applicable retention, change in control or other payments that arise as a result of executing this Agreement or upon the Closing Date;
(e)    all Liabilities with respect to, arising out of or relating to any Indebtedness of Seller, AMCLX or any of their respective Affiliates;
(f)    all Liabilities of Seller or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the other Applicable Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(g)    any Liabilities of Seller or any of its Affiliates to the extent unrelated to the Purchased Assets; and
(h)    any other Liability that is not an Assumed Liability, including for the avoidance of doubt, those Liabilities of Seller and its Affiliates under the Relevant Business Contracts arising and/or to be performed prior to or on the Closing Date.
Section 2.5    Transaction Payment. In consideration for the sale and transfer of the Purchased Assets and the other obligations of Seller pursuant to this Agreement, Purchaser shall

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pay to Seller an aggregate amount of $4,600,000 (the “Transaction Payment”), payable subject to the terms and conditions of this Agreement, as follows:
(a)    At the Closing, an amount equal to $300,000 (the “Closing Payment”) by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Seller not less than five (5) Business Days prior to the Closing Date;
(b)    Within ten (10) Business Days of the first anniversary of the Closing Date, Purchaser shall pay to Seller an amount equal to (i) $1,150,000 multiplied by the Adjusted Transaction Payment Ratio, minus (ii) the Closing Payment, by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Seller;
(c)    Within ten (10) Business Days of the second anniversary of the Closing Date, Purchaser shall pay to Seller an amount equal to $1,610,000 multiplied by the Adjusted Transaction Payment Ratio by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Seller; and
(d)    Within ten (10) Business Days of the third anniversary of the Closing Date, Purchaser shall pay to Seller an amount equal to $1,840,000 multiplied by the Adjusted Transaction Payment Ratio by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Seller.
(e)    If the Net Assets of AMCLX as of the first (1st) anniversary of the Closing Date are less than the Net Assets of AMCLX as of the Closing Date, each portion of the Transaction Payment (other than the Closing Payment) shall be adjusted by multiplying the applicable portion of the Transaction Payment by a fraction, (x) the numerator of which is the Net Assets of AMCLX on the first (1st) anniversary of the Closing Date less the amounts submitted for redemption that were not redeemed in the most recent redemption process of the first (1st) anniversary of the Closing Date and (y) the denominator of which is the Net Assets of AMCLX as of the Closing Date (the “Adjusted Transaction Payment Ratio”); provided that in no event shall the Adjusted Transaction Payment Ratio be greater than one (1) or in any event increase the Transaction Payment above $4,600,000 in the aggregate. In the event that the calculation set forth in Section 2.5(b) results in a negative number, the Seller shall promptly, and in any event within five (5) Business Days of Purchaser’s written notice of such calculation (accompanied by reasonably sufficient supporting documentation provided in accordance with Section 2.5(f)), pay an amount equal to the absolute value of such negative number by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Purchaser.
(f)    Following the Closing and until the date on which the aggregate Transaction Payment has been paid to Seller, upon Seller’s request, Purchaser shall, and shall cause AMCLX to, upon reasonable prior notice to Purchaser, and at Seller’s sole cost and expense, provide to Seller reasonable access to the books, records, data files and other material information required to be maintained under the Advisers Act owned by or in the possession or

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control of Purchaser relating exclusively to the provision of advisory and other services to AMCLX solely to the extent reasonably necessary to review and confirm information related to the amount of Net Assets of AMCLX and the Transaction Payment payable to Seller hereunder; provided that any access or cooperation pursuant to this Section 2.5(f) shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Purchaser or AMCLX. Notwithstanding the obligations contained in this Section 2.5(f), Purchaser shall not be required to provide access to or to disclose information to Seller to the extent such access or disclosure would be reasonably likely to (i) result in a loss of the attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty of Purchaser or its Affiliates, or material Contract to which Purchaser or any of its Affiliates are a party; provided that, in such a circumstance the Parties shall use commercially reasonable efforts to agree on appropriate substitute arrangements for which the effects set forth in this sentence would not apply.
Section 2.6    Earnout.
(a)    During the Earnout Period, Purchaser shall (i) retain sixty percent (60%) of the AMCLX Base Amount and (ii) subject to Section 2.6(e), pay to Seller an amount equal to forty percent (40%) of the AMCLX Base Amount, and Seller shall be solely responsible for distributing such amount to its equityholders. For the purposes of this Section 2.6, the “Earnout Period” means the five (5)-year period commencing on the Earnout Commencement Date and the “Earnout Commencement Date” means (x) if the Closing occurs on the first day of a calendar quarter, the Closing Date, or (y) if the Closing occurs on any other date, the first day of the subsequent calendar quarter immediately following the Closing Date.
(b)    As used in this Section 2.6, “AMCLX Base Amount” means an amount equal to (i) all management fees and incentive fees (if any) that are actually received by Purchaser from AMCLX (collectively, the “Fund Revenue”), less (ii) all expenses directly incurred by Purchaser and/or its affiliates in connection with the management of AMCLX, including, but not limited to, (w) platform fees net of shareholder service fees collected by AMCLX (the “Net Platform Fees”); (x) sub-advisory fees and any mutually agreed consulting fees for services relating to AMCLX; (y) staffing allocated to AMCLX by BC Partners Advisors, L.P. or another affiliated entity (the “Staffing Fee”); and (z) administrative resources allocated to AMCLX by BC Partners Advisors, L.P. or another affiliated entity (the “Admin Fee”). For purposes of calculating AMCLX Base Amount, (1) the Staffing Fee shall be the same fee or calculated in the same manner as the staffing fee established under that certain Staffing and Resource Agreement, by and between Mount Logan Capital, Inc. and BC Partners Advisors L.P., dated November 18, 2025 (the “BCP Staffing Agreement”), and (2) the Admin Fee shall be fixed at $700,000 per annum. Notwithstanding the foregoing, if the BCP Staffing Agreement is amended and/or amended and restated after the Closing Date, then for the purposes of the calculation of AMCLX Base Amount pursuant to this Section 2.6, the Fee Rate, as defined in the BCP Staffing Agreement, shall not exceed the greater of (i) the highest Fee Rate prior to the amendment (or amendment and restatement) or (ii) one hundred ten percent (110%) of the Fee Rate applicable to the calculation of the AMCLX Base Amount in the prior year.

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(c)    Within seventy-five (75) days after the end of each calendar year during the Earnout Period, Purchaser shall remit, or cause to be remitted, the applicable portion of the AMCLX Base Amount to Seller. For the avoidance of doubt, Seller shall be solely responsible for distributing such amounts to its equityholders.
(d)    Upon Seller’s written request, Purchaser shall, and shall cause AMCLX to, upon reasonable prior notice by Seller to Purchaser, and at Seller’s sole cost and expense, provide to Seller and its representatives reasonable access to the Relevant Business Records solely to the extent reasonably necessary to review and confirm information related to the amount of AMCLX Base Amount payable to Seller hereunder; provided that any access or cooperation pursuant to this Section 2.6(d) shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Purchaser or AMCLX. Notwithstanding the obligations contained in this Section 2.6(d), Purchaser shall not be required to provide access to or to disclose information to Seller or its representatives to the extent such access or disclosure would be reasonably likely to (i) result in a loss of the attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty of Purchaser or its Affiliates, or material Contract to which Purchaser or any of its Affiliates are a party; provided that, in such a circumstance the Parties shall use commercially reasonable efforts to agree on appropriate substitute arrangements for which the effects set forth in this sentence would not apply.
(e)    In the event that (a) AMCLX experiences net outflows equal to or greater than five percent (5%) of Net Assets of AMCLX (measured as of the first day of the applicable quarter) during each quarter for eight (8) consecutive quarters (such eight-quarter period, the “Earnout Measurement Period”), and (b) at the end of the Earn-out Measurement Period the Net Assets of AMCLX is lower than the Net Assets of AMCLX as of the Closing Date, then any amounts otherwise payable by Purchaser to Seller pursuant to Section 2.6(a) (i) shall not be payable on subsequent payment dates, and (ii) shall not accrue or be deemed to accrue for payment, in each case, unless and until the Net Assets of AMCLX recover to a level equal to or greater than the Net Assets of AMCLX as of the end of the eighth (8th) quarter in the Earnout Measurement Period. For the avoidance of doubt, in the event of a Fund Transaction, the measurement of Net Assets of AMCLX under this Section 2.6(e) shall be calculated as the Net Assets of the Combined Fund multiplied by the applicable Cumulative Adjustment Factor determined pursuant to Section 2.6(g). From and after the consummation of a Fund Transaction, the net outflows of AMCLX under this Section 2.6(e) shall be calculated as the net outflows of the Combined Fund multiplied by the applicable Adjustment Factor or Cumulative Adjustment Factor. The consummation of a Fund Transaction shall not interrupt or restart any Earnout Measurement Period or any suspension of payments under this Section 2.6(e), and the Net Assets of AMCLX as of the end of the eighth (8th) quarter in the Earnout Measurement Period shall continue to serve as the reference level for the recovery test set forth in the first sentence of this Section 2.6(e). In connection with any Fund Transaction described in clause (B) of Section 2.6(g), Purchaser shall, acting reasonably and in good faith, determine the net outflows and Net Assets of AMCLX for purposes of this Section 2.6(e) in a manner consistent with the framework implemented pursuant to such clause (B).

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(f)    The provisions of this Section 2.6 shall be administered so as to give effect to (a) the treatment of fee waivers, reimbursements, rebates and clawbacks by reducing or increasing AMCLX Base Amount for the period in which they are recognized; (b) the treatment of amounts received after the end of the Earnout Period that relate to a prior period within the Earnout Period, which shall be included in AMCLX Base Amount for the period to which they relate; and (c) Taxes and withholding as set forth in Section 2.10.
(g)    Without limiting the foregoing, Seller understands and acknowledges that control of all business decisions with respect to AMCLX, from and after the Closing shall be the ultimate right of Purchaser, and that Purchaser may operate its business in the manner it deems appropriate in its sole and absolute discretion, subject to the express limitations set forth in this Agreement and the other Ancillary Agreements, and that no such Person has any duty (fiduciary or otherwise), covenant or obligation whatsoever (express or implied) to Seller or any of its Affiliates, with respect to the foregoing except as set forth in this Agreement and the other Ancillary Agreements. Purchaser makes no representation or warranty (express or implied) to Seller or any of its Affiliates, in respect of the AMCLX Base Amount and expresses no opinion as to the value, if any, of the share of AMCLX Base Amount which may be payable hereunder. Notwithstanding the foregoing, during the Earnout Period, (i) Purchaser shall not (and shall cause its Affiliates not to) take, or intentionally fail to take, any action for the primary purpose of avoiding or reducing the amount of AMCLX Base Amount payable to Seller under this Section 2.6, and (ii) Purchaser (and its Affiliates) may from time to time effect one or more mergers, consolidations, reorganizations, restructurings, share class conversions or other similar transactions involving AMCLX (each, a “Fund Transaction”); provided that,
(A)    following the consummation of a Fund Transaction in which AMCLX is the surviving or continuing entity, or is merged with and into another entity or otherwise ceases to exist (the surviving or continuing combined fund or entity being referred to as the “Combined Fund”), the AMCLX Base Amount shall be calculated taking into account the following adjustments:
(i)    the Fund Revenue attributable to AMCLX shall be equal to the product of (1) the management fees and incentive fees (if any) actually received by Purchaser from the Combined Fund, multiplied by (2) an adjustment factor equal to (x) the Net Assets of AMCLX immediately prior to the consummation of the applicable Fund Transaction, divided by (y) the Net Assets of the Combined Fund immediately following such Fund Transaction (the “Adjustment Factor”);
(ii)    the Net Platform Fees attributable to AMCLX shall be calculated by multiplying the Net Platform Fees of the Combined Fund by the Adjustment Factor;
(iii)    the Staffing Fee attributable to AMCLX shall be calculated by multiplying the Staffing Fee allocated to the Combined Fund by the Adjustment Factor; and

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(iv)    any sub-advisory fees, any consulting and/or service fees, and the Admin Fee shall not be adjusted; and
(B)    in connection with any other Fund Transaction that would materially alter the manner in which AMCLX Base Amount is calculated, Purchaser shall, acting reasonably and in good faith, implement a framework for calculating an amount payable to Seller under this Section 2.6 that is substantially equivalent, on a net basis, to the amount that would have been payable to Seller in respect of AMCLX Base Amount as calculated above pursuant to clause (A) above.
If following the consummation of a Fund Transaction additional Fund Transactions are consummated, then for each subsequent Fund Transaction, an Adjustment Factor for such Fund Transaction shall be determined using the provisions of clauses (A) and (B) above and replacing the reference to “Net Assets of AMCLX immediately prior to the consummation of the applicable Fund Transaction” in clause (A)(i) above with a reference to the “Net Assets of the Combined Fund immediately prior to the consummation of the applicable Fund Transaction”, and from and after the consummation of each subsequent Fund Transaction, the Fund Revenue, Net Platform Fees and Staffing Fee attributable to AMCLX under this Section 2.6(g), and the net outflows and Net Assets of AMCLX under Section 2.6(e), shall be determined by applying, in place of the Adjustment Factor, the product of the Adjustment Factors determined in respect of each Fund Transaction consummated to date (the “Cumulative Adjustment Factor”), with references to the Combined Fund being references to the surviving or continuing fund or entity of the most recent Fund Transaction. For the avoidance of doubt, nothing in this Section 2.6(g) shall limit the right of Purchaser or any of its Affiliates to determine in its discretion the fees, expenses, terms, personnel, product strategy, marketing and affiliate arrangements of AMCLX or any other product managed by Purchaser or its Affiliates (including under the BCP Staffing Agreement, as it may be amended, subject to Section 2.6(b)), or the timing of the recognition of income or expenses in a manner consistent with GAAP. Seller acknowledges and agrees that Purchaser cannot guarantee that any payments of management fees or incentive fees will occur, and that the assets of AMCLX may decline in value resulting in reduced or no payment of management fees and incentive fees, resulting in no payments of AMCLX Base Amount.
(h)    For the avoidance of doubt, this Agreement is not intended to create, and nothing in this Section 2.6 shall be construed by either Purchaser or Seller as creating, a partnership or joint venture between Purchaser and Seller.
Section 2.7    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents required to be delivered at Closing no later than the date that is five (5) Business Days following the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) or at such other time, date or place as Purchaser and Seller may

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mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.8    Closing Transactions.
(a)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(i)    a counterpart of an assignment and assumption agreement and bill of sale, substantially in the form attached hereto as Exhibit A (the “Assignment Agreement and Bill of Sale”), duly executed by Seller (and, to the extent applicable, any Affiliate of Seller holding any Purchased Asset or Assumed Liability);
(ii)    a counterpart to the New Investment Management Agreement, duly executed by AMCLX;
(iii)    a certificate, dated as of the Closing Date and duly executed by Seller, confirming the satisfaction of the conditions specified in Section 6.1(a), Section 6.1(b), and Section 6.1(c);
(iv)    a properly executed IRS Form W-9 for Seller; and
(v)    resignation letters, in the form attached hereto as Exhibit E, from each of the incumbent trustees of the AMCLX Board and each officer of AMCLX (other than Marco Hanig, who shall remain as President), effective as of, and contingent upon, the Closing.
(b)    At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
(i)    a counterpart of an Assignment Agreement and Bill of Sale, duly executed by Purchaser;
(ii)    a certificate, dated as of the Closing Date and duly executed by Purchaser, confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b);
(iii)    a counterpart to the New Investment Management Agreement, duly executed by Purchaser; and
(iv)    the Closing Payment to the account designated in writing by Seller pursuant to Section 2.5(a).
Section 2.9    Allocation of the Transaction Payment. Seller shall prepare a proposed allocation of the Transaction Payment (and any other amounts paid pursuant to this Agreement) for all purposes (including Tax and financial accounting) among the Purchased Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations

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thereunder (and any similar provision of state and local law, as appropriate) consistent with the allocation principles set forth in Exhibit C (the “Allocation Schedule”). Seller shall deliver such allocation to Purchaser on or prior to the date that is sixty (60) days following the Closing Date, and Purchaser shall have sixty (60) days after receiving the proposed allocation to submit reasonable comments in writing to Seller. The allocation as finally determined by Seller after reasonable consultation with Purchaser shall be referred to herein as the “Final Allocation.” Purchaser and Seller shall report, act and file Tax Returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation. Purchaser shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such Final Allocation. Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.
Section 2.10    Withholding Taxes. Purchaser shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Law. Purchaser shall provide Seller with written notice of its intent to withhold at least three (3) days prior to such withholding with a written explanation substantiating the requirement to deduct or withhold, and shall use commercially reasonable efforts to cooperate with Seller to mitigate or eliminate any such withholding to the maximum extent permitted by Law. To the extent that amounts are so withheld and timely paid over to the appropriate tax authority by Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Purchaser as follows:
Section 3.1    Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets owned, leased or otherwise held by it, and to carry on its business as now being conducted. Seller is duly qualified to do business in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to be material to Seller, taken as a whole.
Section 3.2    Authority and Enforceability.
(a)    Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party and

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the consummation of the transactions contemplated hereby and thereby by Seller shall have been duly authorized by all necessary action on the part of Seller. No further internal action or proceeding on the part of Seller is necessary to authorize this Agreement and each Ancillary Agreement to which it is a party and consummate the transactions contemplated hereby and thereby. Seller has duly and validly approved, executed and delivered this Agreement and, at or prior to the Closing, Seller will have duly and validly approved, executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the other parties thereto, as applicable, this Agreement constitutes, and at the Closing each Ancillary Agreement to which Seller is a party shall constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.
(b)    As of the Closing, the execution, delivery and performance by AMCLX of each Ancillary Agreement to which it is a party, and the consummation by AMCLX of the transactions contemplated thereby, shall have been duly authorized by all necessary action on the part of AMCLX. Assuming the due authorization, execution and delivery of the Ancillary Agreements by Purchaser and the other parties thereto, as applicable, at the Closing each Ancillary Agreement to which AMCLX is a party shall constitute, the valid and binding obligation of AMCLX, enforceable against AMCLX in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.
Section 3.3    No Conflict. Except as would neither have, individually or in the aggregate, a Material Adverse Effect, neither the execution, delivery and performance of this Agreement by Seller and any Ancillary Agreement to which Seller is a party, nor the consummation by Seller of the transactions contemplated by this Agreement or by any such Ancillary Agreement, shall (a) conflict with or violate Seller’s organizational documents, (b) result in a breach or default under the terms of any material Contract to which Seller is a party, (c) violate any Law or Judgment applicable to Seller or (d) require Seller to obtain any Governmental Authorization or, except for filing the Proxy Solicitation Materials with the SEC, make any filing with any Governmental Authority.
Section 3.4    Title to Purchased Assets.
(a)    Seller owns and has good and marketable title to, with legal and beneficial ownership to, the Purchased Assets. All such Purchased Assets are owned or held free and clear of any Encumbrances other than Permitted Encumbrances.
(b)    No Person (other than Seller and any holder of a Permitted Encumbrance) has any rights, title, or interest in, to, or under the Purchased Assets. After Closing, Purchaser will have good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances and any Encumbrances created by Purchaser.

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Section 3.5    Intellectual Property.
(a)    Section 3.5 of the Seller Disclosure Schedules contains a complete and correct list of all Relevant Business IP (excluding licenses to Off-the-Shelf Software), including the registration or application number, if applicable.
(b)    Seller and its Affiliates own all Relevant Business IP used by Seller in connection with its business of managing, advising, sponsoring, distributing and promoting AMCLX as presently conducted and conducted in the two (2) years prior to Closing by Seller or its Affiliates.
(c)    The Relevant Business IP: (i) is in full force and effect; (ii) is registered and/or recorded in the name of Seller; (iii) to Seller’s Knowledge, is valid and enforceable; (iv) is exclusively legally and beneficially owned by Seller or its Affiliates, free from any Encumbrance other than Permitted Encumbrances; and (v) does not conflict with or infringe any proprietary right of any third party.
(d)    The Registered Intellectual Property is not subject to any action or Proceedings (actual or, to Seller’s Knowledge, threatened) for misappropriation, infringement, opposition, revocation, cancellation or invalidity and all fees which are due for the maintenance thereof have been paid.
(e)    Each current or former third-party contractor or consultant (excluding employees of Seller and its Affiliates) engaged by Seller in relation to the business of managing, advising, sponsoring, distributing and promoting AMCLX who, during the course of their engagement has developed any Relevant Business IP material to the Business, has either entered into an agreement under which they assign such Relevant Business IP to Seller or any of its Affiliates, or such Relevant Business IP is vested in Seller or any of its Affiliates by operation of law.
(f)    To Seller’s Knowledge, none of the activities or business of managing, advising, sponsoring, distributing and promoting AMCLX as currently or proposed to be conducted by Seller or any of its Affiliates infringes or violates, or constitutes a misappropriation of, any Intellectual Property of any Person. To Seller’s Knowledge, no other Person is infringing, violating or misappropriating any of the Relevant Business IP. Seller has taken reasonable measures to protect its trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information in its possession in the course of managing, advising, sponsoring, distributing and promoting AMCLX.
(g)    Neither Seller nor any of its Affiliates have used or distributed any Software subject to open source, copyleft or community source code licenses (e.g., the GNU General Public License or a similar “viral” open source licensing regime) in a manner that (i) grants, purports to grant or requires Seller or any of its Affiliates to grant to any other Person any rights or immunities under any Relevant Business IP, (ii)  requires Seller or any of its Affiliates to disclose, make available or distribute source code for any Software owned by Seller or any of its Affiliates to any other Person, or (iii) imposes any material limitation, restriction, or

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condition on the right or ability of Seller or any of its Affiliates to use any portion of any Software owned by Seller or any of its Affiliates.
(h)    Seller has maintained and protected the source code for the Software that Seller owns with appropriate confidentiality agreements as are necessary to protect the information therein, and to Seller’s Knowledge, there has been no breach of any such confidentiality agreements. Seller has possession of, or access to, the source code for all versions of Software owned by Seller and all other source code necessary to compile and operate the Seller’s business, as well as all programming documentation pertaining thereto.
Section 3.6    Legal Proceedings. There is no material Proceeding outstanding or pending or threatened in writing or, to Seller’s Knowledge, threatened orally against or affecting Seller, or any of its Affiliates, that relate to any of the Purchased Assets or any of the Assumed Liabilities. There are no unsatisfied Judgments that relate to or affect any of the Purchased Assets or any of the Assumed Liabilities. As of the date of this Agreement, there is no Proceeding pending or threatened in writing or, to Seller’s Knowledge, threatened orally against or affecting Seller and there is no Judgment to which Seller is subject, that, individually or in the aggregate, would prevent, hinder, delay, make illegal or otherwise interfere in any material respect with the ability of Seller to consummate any of the transactions contemplated by this Agreement or by any Ancillary Agreement.
Section 3.7    Compliance with Laws; Governmental Authorizations.
(a)    Each of Seller and its Affiliates is, and for the past six (6) years has been, in material compliance with all Laws applicable to the ownership and use of the Purchased Assets. Each of Seller and its Affiliates has all Governmental Authorizations (including the Permits) that are necessary for it to conduct its business in the manner in which it is presently conducted. Seller is in compliance in all material respects with all such Governmental Authorizations (including the Permits) that are necessary for it to conduct its business in the manner in which it is presently conducted. Seller has not received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority of any violation or alleged violation by it of any Law to which it is subject or any Permit necessary for the ownership of the Purchased Assets.
(b)    Seller is duly registered under the Advisers Act as an investment adviser with the SEC.
Section 3.8    Related Party Transactions. Except for any Contract that will terminate at or prior to the Closing, (a) none of the Purchased Assets includes any Contract or arrangement with any Seller Related Party and (b) Seller and its Affiliates are not party to any contract with AMCLX other than the Existing Investment Management Agreement.
Section 3.9    Tax Matters.
(a)    Seller has filed (taking into account any valid extensions) all income and other material Tax Returns with respect to the Business and the Purchased Assets

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required to be filed by Seller and has fully and timely paid (or have collected, withheld and remitted) all Taxes with respect to the Business and the Purchased Assets due and owing (whether or not shown to be due on any Tax Return). All such Tax Returns are correct and complete in all material respects. Neither Seller nor the Business is the beneficiary of any extension of time within which to file any Tax Return with respect to the Business other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. No claim has been made in writing by any authority in a jurisdiction where Seller does not file a particular Tax Return that Seller or the Business is required to file such Tax Return or may be subject to taxation by that jurisdiction.
(b)    There are no Encumbrances (other than Permitted Encumbrances) relating to Taxes existing, threatened in writing or pending with respect to any of the Purchased Assets or the Business.
(c)    No claim or assessment for additional Taxes is being asserted with respect to the Purchased Assets or the Business by any taxing authority, and Seller has not been notified in writing of any claim threatening to be asserted with respect to any such Taxes. There is no action, suit, proceeding, investigation or audit ongoing, pending or threatened in writing against Seller with respect to any Taxes or Tax assessment relating to the Purchased Assets or the Business.
(d)    For U.S. federal, state and local Tax purposes, none of the Purchased Assets or the Business are the equity interests of a separate entity.
(e)    Seller is not a party to or bound by any tax indemnity or tax sharing agreement with respect to the Purchased Assets or the Business (other than any contract entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes).
(f)    Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 3.10    Brokers Fees. Except as set forth on Section 3.10 of the Seller Disclosure Schedules, no investment banker, broker, finder, agent or similar intermediary (a) has been directly or indirectly retained by or has acted for or on behalf of Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby or (b) is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Seller or any of its Affiliates.
Section 3.11    AMCLX.
(a)    Except for Alternative Fund Advisors, LLC and F.L. Putnam Investment Management Company, Inc., AMCLX is not advised by any Person serving in the capacity of primary advisor, sub-advisor or any other advisory role, other than Seller.

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(b)    Seller has entered into a written Contract pursuant to which it serves as investment advisor to AMCLX. Seller and any relevant Affiliate of Seller has performed its investment advisory services with respect to AMCLX in compliance with the applicable investment advisory or investment management agreement for AMCLX to which it is a party and Applicable Law, in each case in all material respects.
(c)    AMCLX currently is operated in all material respects in compliance with its respective investment objectives, policies and restrictions, as set forth in its applicable offering document and all Applicable Law. Seller has not received any written, or to Seller’s Knowledge, oral notification from a Governmental Authority of any non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to AMCLX. AMCLX is not subject to any “stop order”.
(d)    Neither Seller nor AMCLX has given any guarantee, warranty or assurance as to the current or future investment performance of AMCLX or the investment performance resulting from Seller’s investment advisory services or made any statement that could reasonably be understood as such.
(e)    To Seller’s Knowledge, no Person is in default of any material obligation (including any economic obligation) under the terms of its investment with AMCLX.
(f)    Except as contemplated by this Agreement, no further action of the AMCLX Board or of the AMCLX Shareholders is required in connection with the consummation of the transactions contemplated by this Agreement.
(g)    Neither Seller nor any “affiliated person” (as defined in the 1940 Act) of Seller receives or is entitled to receive any compensation directly or indirectly: (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of AMCLX, other than bona fide ordinary compensation as principal underwriter for or pursuant to any plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “12b-1 Plan”) or (ii) from AMCLX or its security holders for other than bona fide investment advisory, administrative or other services. Disclosure of any such compensation arrangements has been made in the registration statement of AMCLX with the SEC to the extent such disclosure is required by Applicable Law.
(h)    Seller and any relevant Affiliates of Seller have selected broker-dealers to execute portfolio transactions for AMCLX in accordance with the policies of AMCLX disclosed in AMCLX’s registration statement and applicable requirements to seek best execution under Applicable Law or the terms of any applicable investment advisory agreement.
(i)    For all taxable years since its inception, AMCLX has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

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(j)    To Seller’s Knowledge, no circumstance exists that would reasonably be expected to cause AMCLX not to qualify to be classified as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.
(k)    AMCLX has timely filed all material federal income and excise, state and local Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. AMCLX has timely paid all material Taxes required to be paid by it. There are no material unpaid or undisclosed Tax liabilities of AMCLX, other than Taxes not yet due and payable or adequately reserved for in the financial statements of AMCLX made available to Purchaser.
Section 3.12    No Breach of Fiduciary Duties. Since January 1, 2023, Seller has not breached any fiduciary duty of Seller relating to any applicable investment advisory or investment management agreement for AMCLX to which it is a party or Seller’s conduct of the Business.
Section 3.13    No Convictions, Sanctions, or Other Violations
. Neither Seller nor any of its Affiliates has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor, to Seller’s Knowledge, has any Affiliate of Seller been subject, or is presently subject, to any injunction or SEC order that would prevent such Person from acting or serving as an investment adviser, underwriter, broker-dealer, director, trustee, officer, or employee of an investment company under Sections 9(a)(2) or 9(b) of the 1940 Act, and, to Seller’s Knowledge, there is no proceeding or investigation pending or threatened that is reasonably likely to become the basis for any such injunction or SEC order.
Section 3.14    No Undisclosed Liabilities. Seller does not have any Liabilities of any nature arising out of or relating to the Business or any Purchased Asset, other than Liabilities that: (a) were incurred in the Ordinary Course of Business; (b) individually and in the aggregate have not had or resulted in, and are not reasonably expected to have or result in, a Material Adverse Effect with respect to Seller; or (c) do not and will not materially impair the ability of Seller to perform its obligations hereunder, or the ability of Purchaser to conduct the Business from and after the Closing as it is currently conducted.
Section 3.15    Absence of Certain Changes or Events.
(a)    During the period from June 30, 2026 to the date of this Agreement, (the “Interim Balance Sheet Date”), there has not occurred any event, condition, change or effect that has had, or would reasonably be expected to have, a material adverse effect with respect to Seller.
(b)    During the period from the Interim Balance Sheet Date to the date of this Agreement, the Business has been conducted in the Ordinary Course of Business, and no event has occurred that would require the consent of Purchaser under Section 5.2.

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Section 3.16    Disclaimer of Other Representations and Warranties. The representations and warranties of Seller set forth in this ARTICLE III or any of the Ancillary Agreements are the only representations and warranties made by Seller or its Affiliates with respect to the Business, the Purchased Assets, the Assumed Liabilities, Seller or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this ARTICLE III or any of the Ancillary Agreements, Seller is selling the Purchased Assets and the Business to Purchaser “as is” and “where is” and with all faults, and Seller makes no other representation or warranty, express or implied, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities, Seller or any other matter relating to the transactions contemplated by this Agreement or the Ancillary Agreements, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business after the Closing or (iii) the probable success or profitability of the Business after the Closing.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 4.1    Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser is duly qualified to do business in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to materially delay or have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
Section 4.2    Authority and Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby by Purchaser have been duly authorized by all necessary action on the part of Purchaser. Purchaser has duly and validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which Purchaser is a party shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its or their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.
Section 4.3    No Conflict. Except in any case that would not have a Purchaser Material Adverse Effect, neither the execution, delivery and performance of this Agreement by Purchaser

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and any Ancillary Agreement to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated by this Agreement or by any such Ancillary Agreement, shall (a) conflict with or violate Purchaser’s organizational documents, (b) result in a breach or default under any Contract to which Purchaser is a party, (c) violate any Law or Judgment applicable to Purchaser or (d) require Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority except as may be required in connection with the Proxy Solicitation Materials.
Section 4.4    Legal Proceedings. There is no material Proceeding pending or threatened in writing or, to Purchaser’s Knowledge, threatened orally against or affecting Purchaser and there is no Judgment to which Purchaser is subject, in each case, that would prevent, delay, make illegal or otherwise interfere in any material respect with the ability of Purchaser to consummate any of the transactions contemplated by this Agreement or by any Ancillary Agreement.
Section 4.5    Brokers Fees. No investment banker, broker, finder, agent or similar intermediary (a) has been directly or indirectly retained by or has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby or (b) is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Purchaser.
Section 4.6    Financial Capacity. At Closing, Purchaser has or will have, adequate financial resources or access to sufficient funds to satisfy Purchaser’s monetary and other obligations under and otherwise with respect to this Agreement when due and payable.
Section 4.7    Solvency. Immediately after giving effect to the transactions contemplated hereby and assuming (i) satisfaction of the closing conditions set forth in Section 6.1 and Section 6.3 and (ii) the accuracy of the representations and warranties of Seller in ARTICLE III (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 4.8    Compliance with Laws; Governmental Authorizations.
(a)    Purchaser is in material compliance with all Applicable Laws. Purchaser has all Governmental Authorizations that are necessary for it to conduct their business in the manner in which it is presently conducted. Purchaser is in compliance in all material respects with all such Governmental Authorizations that are necessary for it to conduct its business in the manner in which it is presently conducted.
(b)    Purchaser is duly registered under the Advisers Act as an investment adviser with the SEC.

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Section 4.9    Disclaimer of Other Representations and Warranties. The representations and warranties of Purchaser set forth in this ARTICLE IV or any of the Ancillary Agreements are the only representations and warranties made by Purchaser with respect to Purchaser or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this ARTICLE IV or any of the Ancillary Agreements, Purchaser makes no other representation or warranty, express or implied, as to any matter whatsoever relating to Purchaser or any other matter relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
ARTICLE V.
COVENANTS
Section 5.1    Access and Investigation.
(a)    Until the Closing and upon reasonable notice, Seller shall, and shall cause its Affiliates and its and their respective representatives to, allow Purchaser and its representatives reasonable access to (i) such materials and information about AMCLX and the Relevant Business Records, as Purchaser may reasonably request, and (ii) specified officers and employees of Seller and its Affiliates relating to or in respect of (x) Seller’s services with AMCLX and (y) the Relevant Business Records, as Purchaser may reasonably request, subject, in each case, to the execution of customary access letters, if required by third parties, in a manner not disruptive to the operations of Seller, during normal business hours; provided, however, that nothing herein shall require Seller to disclose any information to Purchaser if such disclosure would, in the reasonable judgment of Seller, (i) cause significant competitive harm to Seller if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law or the provisions of any contract to which Seller is a party, or (iii) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. No investigation or access permitted pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by Seller hereunder.
(b)    At and after the Closing until the seventh (7th) anniversary of Closing and upon reasonable advance notice from Seller, Purchaser shall, and shall cause its Affiliates to, allow Seller and its representatives, employees, officers and agents reasonable access during normal business hours and without unreasonable interference with the operation of the business of Purchaser or any of its Affiliates to the Relevant Business Records to the extent reasonably necessary in connection with any Proceeding (except for any Proceeding between Purchaser and Seller with respect to this Agreement) or as otherwise reasonably requested by Seller; provided that nothing in this Agreement shall limit Seller’s rights of discovery; provided, further, that Purchaser shall not be required to (y) breach any confidentiality or other obligation to which Purchaser or its Affiliates may be subject, or allow access that would result in disclosure of any information that is competitively or commercially sensitive or (z) allow access that would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection of Purchaser or its Affiliates to contravene any Applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Seller may retain copies of any Relevant Business Records

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and any other documents or materials transferred to Purchaser as part of the Purchased Assets only to the extent: (a) required by Applicable Law or otherwise maintained as part of automated backup procedures; (b) that the Relevant Business Records relate exclusively to Seller’s retained business; or (c) that the Relevant Business Records relate exclusively to the Excluded Liabilities, and provided in each case that Seller complies with its obligations under Section 11.1 of this Agreement.
Section 5.2    Interim Operating Covenants.
(a)    Seller covenants and agrees that, between the date of this Agreement and the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to its terms, except (i) as may be required by Law, (ii) as may be agreed in writing by Purchaser, (iii) as may be expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 5.2 of the Seller Disclosure Schedules: (x) Seller shall (and shall cause its Affiliates to) manage, advise, distribute and promote AMCLX in the ordinary course of business and in a manner consistent with past practice in all material respects with respect to the Purchased Assets and use reasonable best efforts to preserve intact its and AMCLX’s business organization, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief which it or AMCLX has received from the SEC and which are currently in effect and preserve their respective material business relationships relating to the Purchased Assets; and (y) Seller shall not:
(i)    amend, alter or otherwise modify its organizational documents, or the organizational documents of AMCLX, in a manner that would reasonably be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement or by any schedule or exhibit hereto;
(ii)    other than in the Ordinary Course of Business, (A) assign, voluntarily terminate, waive any material right under, or materially and adversely amend any Contract that is part of the Purchased Assets, or (B) terminate any Contract that is part of the Purchased Assets;
(iii)    waive or release any right or claim included in the Purchased Assets other than in the Ordinary Course of Business;
(iv)    sell, transfer, assign, lease or license, or create or permit to be created any Encumbrance (other than Permitted Encumbrances) on, any material portion of the Purchased Assets or any of the assets, properties or rights of Seller or any of its Affiliates that would have been part of the Purchased Assets but for such sale, transfer, assignment, lease, license or Encumbrance other than in the Ordinary Course of Business;
(v)    cancel, waive, release, settle or compromise any Proceeding related to AMCLX or the Purchased Assets;

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(vi)    permit or cause Seller or AMCLX to dissolve, wind-up or liquidate Seller or AMCLX;
(vii)    change in any material respect any of the accounting principles, practices or methods applicable to AMCLX, except as may be required by any Governmental Authority or to comply with GAAP or other Applicable Law, or change in any material respect the valuation or pricing policies applicable to AMCLX, except as may be required by any Governmental Authority or Applicable Law;
(viii)    take (or omit to take, as the case may be) any action to change, and use commercially reasonable efforts to cause Seller or AMCLX to not change, any fee rate, fee waiver or expense reimbursement practice or policy with respect to AMCLX;
(ix)    enter into any Contract with an Affiliate in relation to the Purchased Assets that does not terminate on or prior to Closing;
(x)    cause AMCLX to incur any debt for borrowed money, or otherwise permit to be created any Encumbrance (other than Permitted Encumbrances) on any assets of AMCLX other than in the Ordinary Course of Business;
(xi)    amend, alter or waive (i) the Existing Investment Management Agreement in a manner that alters the investment advisory and/or investment management fees payable by AMCLX to Seller or that otherwise causes the Existing Investment Management Agreement to be terminated or not renewed or (ii) the Existing Sub-Advisory Agreement in a manner that alters the investment advisory services, investment management fees and/or termination provisions;
(xii)    cause AMCLX to make any acquisition or investment in any Person (other than wholly owned subsidiaries), including (A) the direct or indirect acquisition of any corporation, partnership, limited liability company or other business organization or the assets thereof, (B) the making of any equity, debt or other investment in any other corporation, partnership, limited liability company or other business organization, or (C) any material amendment to or material restructuring of any existing investment, except for acquisitions of portfolio investments, provided, however, that AMCLX may make the following acquisitions:
(1)    the acquisition of new Level 3 assets in the Ordinary Course of Business or as otherwise contractually obligated under AMCLX’s existing investment documents with portfolio companies (including undrawn commitments); provided, however, that no individual investment shall have a value of more than 2% of AMCLX’s net asset value as of June 30, 2026;
(2)    acquisitions of Level 2 assets with four or more quotes on Bloomberg from different market makers or rated BB- or higher, in each case at a purchase price not to exceed par value and not lower than 95% of par value;

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(3)    acquisitions of Level 1 assets, including, without limitation, U.S. Treasury securities, money-market funds or similar cash-equivalent assets; and
(4)    (i) acquisitions pursuant to existing contractual commitments (including unfunded commitments), and (ii) acquisitions of liquid, market-quoted assets meeting AMCLX’s valuation and credit criteria; and
(xiii)    During the period from the date of this Agreement through the Closing, Seller shall not (1) cause, through its actions or inactions, AMCLX to cease to maintain its qualification as a regulated investment company under Subchapter M of Chapter 1 of the Code, or (2) take any action, cause through its actions or inactions AMCLX to take any action, or fail to act, which action or failure to act would reasonably be expected to cause AMCLX to fail to qualify as a regulated investment company under Subchapter M of Chapter 1 of the Code; or
(xiv)    agree to take any of the foregoing actions.
(b)    Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the business or operations of Seller prior to the Closing in violation of Applicable Laws. Prior to the Closing, Seller shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of its business.
Section 5.3    Consents and Filings. Subject to the terms and conditions provided in this Section 5.3, Seller shall, and shall cause its Affiliates to, and Purchaser shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and, subject to the terms and conditions of this Agreement, reasonably to cooperate with each other in connection with the foregoing, including to: (a) subject to clause (b) below, obtain all Governmental Authorizations that are required to be obtained under any Law; (b) as promptly as practicable, effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority; and (c) satisfy all conditions precedent to the other Party’s obligation or to the Parties’ mutual obligation to consummate the transactions contemplated by this Agreement set forth in ARTICLE VI, as applicable. Notwithstanding the foregoing, no Party shall have any obligation to waive any condition to Closing.
Section 5.4    Public Announcements. Each Party agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated herein without the prior written approval of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that Seller, Purchaser and MLCI each reserves the right, without any other Party’s prior consent, to make any public disclosure it believes in good faith is required by Applicable Laws or securities listing standards or exchange requirements (in which case the disclosing Party agrees to use commercially reasonable efforts to notify and consult with the non-disclosing Parties prior to making the disclosure), in which case

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the disclosing Party or its applicable Affiliate shall use commercially reasonable efforts to provide advance written notice and consultation with the non-disclosing Parties prior to making the disclosure to the extent reasonably practicable given the applicable filing deadline, and with such reasonable prior notice to permit the other Party to make any similar disclosures related thereto, if applicable and possible.
Section 5.5    Termination of Existing Agreements. Seller shall, and shall use commercially reasonable efforts to cause AMCLX to, as applicable, terminate, unless otherwise requested in writing by Purchaser: (i) all Contracts between or among Seller and its Affiliates, or any of them, on the one hand, and AMCLX, on the other hand, with such terminations to be effective as of the Closing and (ii) the Contracts listed on Schedule 5.5 (solely with respect to AMCLX), with such terminations to be effective as of the Closing.
Section 5.6    Board and Adviser Replacement; Approvals.
(a)    Seller shall take, and shall use reasonable best efforts to cause AMCLX to take, as applicable, all actions reasonably necessary to promptly seek and obtain all approvals or other consents necessary to implement the Board and Adviser Replacement, including all approvals and other consents of the AMCLX Board (including the recommendation of the AMCLX Board to the AMCLX Shareholders) and the AMCLX Shareholders with respect to: (i) the approval of the New Investment Management Agreement, to be effective as of the Closing, such that Purchaser will be the investment adviser to AMCLX and (ii) the election of the successor trustees of the AMCLX Board to effective as of the Closing, which successor trustees shall be acceptable to Purchaser in its sole discretion, and, effective as of the Closing, the resignation of the incumbent trustees of the AMCLX Board (except for any incumbent trustee(s) of the AMCLX Board designated by Purchaser to remain on the AMCLX Board after the Closing, if any, at the sole option of Purchaser).
(b)    Purchaser and Seller shall promptly, to the extent not already done prior to the date of this Agreement: (i) advise the AMCLX Board, of the transactions contemplated by this Agreement, including the Board and Adviser Replacement, the rationale therefor and the expected benefits to AMCLX shareholders therefrom, (ii) provide the AMCLX Board (and shall cooperate with each other in connection with any reasonable requests for information from the AMCLX Board) with all such information regarding the Board and Adviser Replacement as the AMCLX Board may require or reasonably request (including information regarding (A) the terms of any proposed investment advisory, distribution and other arrangements relating to the operations of AMCLX post-Closing, (B) the terms of the arrangements between Purchaser and Seller and (C) any other reasonable diligence matters the AMCLX Board may require), and (iii) seek approval, to the extent not already obtained, of the Board and Adviser Replacement by the AMCLX Board and all other necessary approvals to proceed with the transactions contemplated by this Agreement.
(c)    Seller shall:
(i)    Prepare and file (or cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as practical following

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receipt of the approval of the AMCLX Board and in all events no later than thirty (30) days after receipt of approval of the AMCLX Board, all proxy solicitation materials required to be distributed to the AMCLX Shareholders with respect to the items set forth in Section 5.6(a) above (collectively, the “Proxy Solicitation Materials”) with respect to AMCLX and to mail (or to cause to be mailed) the Proxy Solicitation Materials as promptly as practical after clearance thereof by the SEC (if applicable);
(ii)    Submit, as promptly as practical following the mailing of the Proxy Solicitation Materials to the AMCLX Shareholders, for a vote at a shareholders meeting approval of the applicable New Investment Management Agreement and the election of the applicable successor trustees of the AMCLX Board;
(iii)    Cause AMCLX to call and hold a meeting of the AMCLX Shareholders (“AMCLX Shareholder Meeting”) to consider and act upon the adoption of the New Investment Management Agreement, the election of the applicable successor trustees of the AMCLX Board and to take such other action under Applicable Law to obtain approval of the transactions contemplated by this Agreement (collectively, the “AMCLX Shareholder Approval”);
(iv)    Use reasonable best efforts to: (A) cause AMCLX to hold the AMCLX Shareholder Meeting as soon as practicable and advisable after the date of this Agreement, (B) set a record date for persons entitled to notice of, and to vote at, the AMCLX Shareholder Meeting, (C) ensure that such record date not be changed or such AMCLX Shareholder Meeting be adjourned or otherwise postponed or delayed (unless Purchaser’s prior written consent has been provided), (D) cause the AMCLX Board to make a recommendation to the AMCLX Shareholders to approve the Board and Adviser Replacement and, as applicable, approve the Ancillary Agreements to which AMCLX is a party (“Seller Recommendation”) and shall include such Seller Recommendation in the Proxy Solicitation Materials;
(v)    Use reasonable best efforts to lawfully solicit from the AMCLX Shareholders proxies in favor of the transactions contemplated by this Agreement; and
(vi)    Vote such proxies it is authorized to vote and cooperate with Purchaser and the proxy solicitor in their efforts to solicit AMCLX Shareholders, in each case in favor of the Board and Adviser Replacement and all other matters requiring AMCLX Shareholder Approval.
(d)    Purchaser and Seller shall cooperate with one another and AMCLX in preparing and filing with the SEC any Proxy Solicitation Materials. Purchaser shall provide in writing all information reasonably requested by the Seller for inclusion in the Proxy Solicitation Materials, as promptly as practicable, and Purchaser and Seller each covenants and agrees that any material provided by it that is included in the Proxy Solicitation Materials shall comply as to form and substance in all material respects with all applicable requirements of federal securities laws and, at the time the Proxy Solicitation Materials are sent or given and at the time of any shareholder meeting held in relation thereto, shall be accurate and complete and shall not contain any untrue statement of material fact, or omit to state any material fact required

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to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Purchaser and Seller shall cooperate with, and each shall use its reasonable best efforts to assist, the other with respect to their efforts to procure the requisite approvals described with respect to the items set forth in Section 5.6(a) above.
(e)    Seller shall use its reasonable best efforts to cause the AMCLX Board to not: (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Seller Recommendation in a manner adverse to Purchaser, (ii) fail to include the Seller Recommendation in the Proxy Solicitation Materials, (iii) approve, determine to be advisable, recommend or propose publicly to approve, determine to be advisable or recommend any Third-Party Transaction, or (iv) resolve, agree or publicly propose to take any of the foregoing actions (each such action in clauses (i) through (iv), a “Seller Adverse Recommendation Change”). Notwithstanding any Seller Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Third-Party Transaction.
Section 5.7    Wrong Pockets.
(a)    If, at any time within three (3) years after the Closing, any asset held by Purchaser or any of its Affiliates is finally determined to be an Excluded Asset, or Purchaser or any of its Affiliates is found subject to an Excluded Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or an appropriate Affiliate such Excluded Asset or Excluded Liability; (ii) Seller shall, or shall cause an appropriate Affiliate to, assume (without further consideration) any Liabilities associated with such Excluded Assets or Excluded Liabilities; (iii) Purchaser and Seller shall, and shall cause their respective appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to Seller or its Affiliates, in each case such that each party hereto is put into the same economic position as if such action had been taken on the Closing Date; and (iv) Seller shall bear the cost of any Transfer Taxes (including any interest and penalties thereon) incurred or payable in connection with the transfer or conveyance of any Excluded Asset or Excluded Liability to Purchaser or its Affiliates (as applicable) or the transfer or conveyance back of such Excluded Asset or Excluded Liability to Seller (or appropriate Affiliate), provided that Purchaser shall and Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate to avoid or mitigate to the extent possible the imposition of any such Transfer Taxes. In furtherance of the foregoing, Purchaser shall, and shall cause its Affiliates to, promptly pay or deliver to Seller (or its designee) any monies or checks which have been sent to Purchaser or any of its Affiliates to the extent they are not due to the Business and which should have been sent to Seller or one of its Affiliates (including promptly forwarding invoices or similar documentation to Seller or the appropriate Affiliate of Seller).

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(b)    If, at any time within three (3) years after the Closing, any asset held by Seller or any of its Affiliates is finally determined to be a Purchased Asset, or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall, or shall cause its applicable Affiliate to, sell, assign and transfer (without further consideration) to Purchaser (or one of its Affiliates) such Purchased Asset or Assumed Liability; (ii) Purchaser shall, or shall cause an appropriate Affiliate to, acquire and accept any such Purchased Asset, and to assume and thereafter pay, perform and discharge, as the case may be, any such Assumed Liability; and (iii) Purchaser and Seller shall, and shall cause their respective appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the sale, assignment and transfer of such Purchased Asset to, or the assumption of such Assumed Liability by, Purchaser (or one of its Affiliates), in each case such that each party hereto is put into the same economic position as if such action had been taken on the Closing Date. In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, promptly pay or deliver to Purchaser (or its applicable Affiliate) any monies or checks which have been sent to Seller or any of its Affiliates in respect of the Business, any of the Purchased Assets or Assumed Liabilities and which should have been sent to Purchaser or one of Purchaser’s Affiliates (including promptly forwarding invoices or similar documentation to Purchaser or the appropriate Affiliate of Purchaser).
Section 5.8    Use of Names. Purchaser shall cause AMCLX to file amended organizational documents with the appropriate Governmental Authorities changing its legal entity name, “doing business as” name, trade name, and any other similar legal entity identifier (each, a “Fund Name”) to not use any name incorporating “AFA,” “Alternative Fund Investment Advisors” or any derivation of the foregoing, and to provide Seller with any additional documentation that Seller may reasonably request to evidence those filings (the “Name Change”). Purchaser shall use commercially reasonable efforts to effect the Name Change no later than six (6) months after the Closing. On and after the Closing Date, neither Purchaser nor AMCLX shall (i) represent that it is, or otherwise hold itself out as being, affiliated with any Seller or any Affiliates of Seller or (ii) permit the organizational documents of AMCLX to be amended to change the Fund Name, except for any such amendments that do not contain the Fund Name or any other confusingly similar term.
Section 5.9    Recordation of Transfer of Certain Purchased Assets. Purchaser acknowledges and agrees that Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Purchased Assets, including any Relevant Business IP, from the title owner of each such Purchased Asset to Purchaser, and Seller shall, and shall cause its Affiliates to, provide such assistance as may be reasonably required by Purchaser in respect of the same.
Section 5.10    Insurance. From and after the Closing Date, (i) the Purchased Assets shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and (ii)  neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies to cover AMCLX or any Purchased Assets or any Assumed Liability or any other Liability arising from the Business or the ownership or use of any Purchased Asset. Except as required by Article VIII, Seller and its Affiliates may amend,

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effective at or prior to the Closing, any insurance policies in the manner it deems appropriate to give effect to this Section 5.10. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for managing, advising, sponsoring, distributing and promoting AMCLX and the ownership and use of the Purchased Assets, and for the Assumed Liabilities and any other Liability arising from any of the foregoing.
Section 5.11    Exclusivity. Seller agrees that, from the date of this Agreement through the Closing Date (or the earlier termination of this Agreement in accordance with Section 7.1) (the “Exclusivity Period”), Seller shall not, nor shall Seller permit any of its Affiliates or Representatives to, take any action (or fail to take any action within its power and authority) to directly or indirectly: (a) initiate, solicit, negotiate, knowingly encourage, accept, or otherwise pursue any new or previously existing offer or inquiry from any Person (other than Purchaser and its Affiliates) (each, a “Third Party”) to engage in any Third-Party Transaction; or (b) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise attempt to consummate, any Third-Party Transaction with a Third Party. Seller further agrees that, during the Exclusivity Period, it shall cease and cause to be terminated (and not resumed) any existing discussions or negotiations by or on behalf of Seller with any Third Party relating to any Third-Party Transaction or any offer or inquiry that would reasonably be expected to lead to a Third-Party Transaction and shall direct its Affiliates and Representatives to do the same. If, during the Exclusivity Period, Seller or any of its Representatives receives an offer or inquiry from a Third Party with respect to any Third-Party Transaction, Seller shall promptly (and in any event within 48 hours of receipt) advise Purchaser of any such offer or inquiry (including any material amendments thereto), the material terms and conditions thereof and the identity of the Third Party making such offer or inquiry provided, that Seller shall not be required to breach any binding confidentiality agreement to which Seller or its Representatives has entered into prior to the date of this Agreement and has been disclosed to Purchaser prior to such date.
Section 5.12    Standstill. From the date of this Agreement until the date that is six (6) months after the Closing, Seller shall not (nor shall Seller assist, encourage or participate in efforts by others to), directly or indirectly, (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, equity securities of AMCLX or MLCI; (ii) seek or propose to influence or control the management or policies of AMCLX or MLCI, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of SEC) to vote any voting securities of AMCLX or MLCI, or seek to advise or influence any person with respect to the voting of any voting securities of AMCLX or MLCI; or (iii) form, join, become a member of or in any way participate in, or otherwise encourage the formation of, a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing.
Section 5.13    Efforts. Purchaser and Seller shall each use their reasonable best efforts to fulfill or cause the fulfillment of the conditions precedent set forth in ARTICLE VI to effect the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that neither Purchaser nor Seller shall be obligated to waive any such condition precedent.

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Section 5.14    Further Actions. Subject to the other express provisions of this Agreement, upon the request of any Party, each other Party shall execute and deliver to such requesting Party, without additional consideration, such other documents, instruments and agreements as such requesting Party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
Section 5.15    Litigation. From the date of this Agreement through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), and to the extent permitted by Applicable Law, Seller shall notify Purchaser promptly if, to Seller’s Knowledge, any Proceeding is commenced against or threatened in writing against Seller or AMCLX relating to this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein, or that otherwise would reasonably be expected to be material with respect to AMCLX. Without limiting the foregoing, with respect to any such Proceeding brought or threatened by a shareholder or putative shareholder of AMCLX, Seller shall, and shall cause AMCLX to: keep Purchaser reasonably apprised of the proposed strategy and other material decisions with respect to any such Proceeding, and provide Purchaser with the opportunity to consult with Seller and AMCLX, as applicable, regarding the defense of any such Proceeding, in each case, subject to Seller or AMCLX, as applicable, retaining control over the defense in, and any strategy and decisions relating to, any such Proceeding, except, to the extent that, as required following advice of counsel, (A) such actions would violate Applicable Law, or (B) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege.
Section 5.16    Covenants with Respect to Expenses; Preparation of the Proxy Solicitation Materials.
(a)    Except as otherwise set forth in this Agreement or unless otherwise agreed in writing, each of Seller and Purchaser shall pay its own direct and indirect expenses incurred by it, or, in the case of Seller, by AMCLX, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors.
(b)    Notwithstanding the foregoing, all fees and expenses associated with the preparation, filing, clearance and dissemination of the Proxy Solicitation Materials, including any amendments or supplements thereto and all related SEC filing fees shall be borne by Seller; provided, for the avoidance of doubt, that each of Purchaser and Seller shall be solely responsible for the fees and expenses of its own advisors incurred in connection with the Proxy Solicitation Materials.
(c)    Each of Purchaser and Seller shall procure the furnishing of all information as may be reasonably requested by the other Party in connection with any additional proxy materials, or any other filing required to be made by or on behalf of AMCLX in connection with the transactions contemplated by this Agreement. Each of Purchaser and Seller shall ensure that no filing of, or amendment or supplement to, the Proxy Solicitation Materials will be made, in each case without providing the other Party (and its counsel) with a reasonable opportunity to review and comment thereon. Prior to the Closing, Purchaser or Seller (as the case may be) shall promptly procure the preparation of an appropriate amendment or supplement

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describing such information, the filing thereof with the SEC and, to the extent required by Applicable Law, the distribution thereof to the respective applicable shareholders. Subject to Applicable Law, each of Purchaser and Seller shall promptly supply the other Party with copies of all material correspondence between either Party or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Solicitation Materials or the transactions contemplated by this Agreement.
Section 5.17    U.S. Federal Income Tax Treatment. Each party agrees that if and to the extent that it is required to report or otherwise reports all or any portion of the transactions governed by this Agreement for U.S. federal, state and/or local income tax purposes, it shall report such transactions as a purchase and sale of the Purchased Assets. The parties agree not to take any action or file any Tax Return, report or declaration inconsistent with the foregoing unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code.
Section 5.18    Post-Closing AMCLX Officers. Prior to Closing, Seller will use good faith efforts to cause the AMCLX Board to reconstitute the officer slates of AMCLX (including, for the avoidance of doubt, the officer positions of President, Treasurer/Chief Financial Officer, Chief Compliance Officer and Secretary) in a manner determined by Purchaser, in each case effective as of the Closing.
ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE
Section 6.1    Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:
(a)    The representations and warranties of Seller (other than any Fundamental Representations of Seller) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The Fundamental Representations of Seller shall be true and correct in all respects as of the date of this Agreement and as of the Closing (other than any Fundamental Representation of Seller speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date);
(b)    Seller shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by Seller, at or before the Closing Date;
(c)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

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(d)    Certified copies of the duly adopted resolutions evidencing the approval of the Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby by the manager and equityholders of Seller, certified by an officer of Seller shall have been delivered to Purchaser;
(e)    Certified copies of the duly adopted resolutions evidencing the approval of the Ancillary Agreements to which AMCLX is a party and the transactions contemplated thereby by the AMCLX Board, certified by an officer of Seller shall have been delivered to Purchaser;
(f)    Seller will have delivered or caused to be delivered each document that Section 2.8(a) requires it to deliver;
(g)    Seller shall have obtained written consent, in form and substance reasonably acceptable to Purchaser, from (i) Forbright Bank, (ii) Foreside Fund Services, LLC, (iii) the counterparties under the Fidelity Agreement and (iv) the counterparties under the Schwab Agreement, in each case, for the Board and Adviser Replacement and the other transactions contemplated by this Agreement;
(h)    The Purchaser has confirmed to the Seller that it is prepared to commence management of AMCLX; and
(i)    Each of the resignation letters delivered pursuant to Section 2.8(a)(v) shall be in full force and effect, and shall not have been revoked or otherwise become or declared invalid.
Section 6.2    Conditions Precedent to Obligations of Seller. The obligations of Seller to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:
(a)    The representations and warranties of Purchaser (other than Fundamental Representations of Purchaser) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The Fundamental Representations of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any such representation and warranty speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date);
(b)    Purchaser shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by Purchaser, at or before the Closing Date;

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(c)    Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect; and
(d)    Purchaser will have delivered or caused to be delivered each document that Section 2.8(b) requires it to deliver.
Section 6.3    Other Conditions Precedent. The respective obligations of each of Purchaser and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Purchaser or Seller, in whole or in part, acting together):
(a)    Immediately prior to and as of the Closing, no action, suit or other Proceeding shall be pending before any court or Governmental Authority in which it is sought to restrain or prohibit, or make illegal, this Agreement or the transactions contemplated herein;
(b)    All necessary consents and approvals (including, for the avoidance of doubt, the AMCLX Shareholder Approval) to effectuate the Board and Adviser Replacement shall have been obtained and be in full force and effect;
(c)    The Board and Adviser Replacement shall be complete, and the New Investment Management Agreement shall have been fully executed and delivered by AMCLX and Purchaser, effective as of Closing; and
(d)    The Existing Sub-Advisory Agreement shall be terminated effective as of the Closing.
ARTICLE VII.
TERMINATION
Section 7.1    Termination. This Agreement may, by written notice given before the Closing, be terminated:
(a)    by mutual written consent of Seller and Purchaser; or
(b)    by either Seller or Purchaser, if:
(i)    the Closing has not occurred on or before 5:00 p.m. (New York City time) on June 30, 2027 (the “Termination Date”); provided that (i) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(ii)    prior to the Closing, any Governmental Authority of competent jurisdiction shall have issued or entered any Law or order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or order or other

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action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Law or order or the taking of such action was proximately caused by the failure of such party to perform or comply with any of its obligations under this Agreement; provided, further, that neither Purchaser nor Seller shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if Purchaser (in the case of a termination by Seller) or Seller (in the case of a termination by Purchaser), as applicable, is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement;
(iii)    the AMCLX Shareholder Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the AMCLX Shareholder Approval shall not have been obtained at such AMCLX Shareholder Meeting (or at any adjournment or postponement thereof) at which a vote on the approval/adoption of the transactions contemplated by this Agreement and any Ancillary Agreement is taken; or
(c)    by Purchaser, if:
(i)    the AMCLX Board does not approve the New Investment Management Agreement and the transactions contemplated by the Board and Adviser Replacement within five (5) Business Days of the date of this Agreement;
(ii)    Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3, and (B) is not capable of being cured by Seller by the Termination Date or, if capable of being cured, shall not have been cured by Seller on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Purchaser’s delivery of written notice to Seller of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Purchaser is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 6.2 or Section 6.3 not to be satisfied; provided, further, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(c)(i) if Seller’s breach has been primarily caused by a material breach of any provision of this Agreement by Purchaser;
(iii)    at any time prior to the receipt of the AMCLX Shareholder Approval, if (A) Seller or the AMCLX Board (or any committee thereof) shall have made a Seller Adverse Recommendation Change, (B) the AMCLX Board fails to publicly reaffirm the Seller Recommendation within five (5) Business Days after Seller’s receipt of a written request therefor by Purchaser, (C) Seller intentionally breaches Section 5.11 in a material respect, and such breach remains uncured for five (5) Business Days following written notice thereof by Purchaser to Seller, or (D) Seller or the AMCLX Board fails to recommend against any Third-Party Transaction that is a tender offer or

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exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement therefor;
(iv)    at any time prior to the Closing, if (A) all of the conditions set forth in Section 6.2 and Section 6.3 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (B) Purchaser shall have irrevocably confirmed in writing to Seller that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation, and (C) Seller fails to effect the Closing within three (3) Business Days following delivery of such confirmation; or
(d)    by Seller, if:
(i)    Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 or Section 6.3, and (B) is not capable of being cured by Purchaser by the Termination Date or, if capable of being cured, shall not have been cured by Purchaser on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Seller’s delivery of written notice to Purchaser of such breach or failure to perform; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Seller is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; provided, further, that Seller may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Purchaser’s breach has been primarily caused by a material breach of any provision of this Agreement by Seller; or
(ii)    at any time prior to the Closing, if (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (B) Purchaser shall have irrevocably confirmed in writing to Seller that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation, and (C) Seller fails to effect the Closing within three (3) Business Days following delivery of such confirmation.
Section 7.2    Effect of Termination.
(a)    In order to effect a termination of this Agreement by Purchaser or Seller pursuant to Section 7.1, written notice thereof shall be given to the other Party, and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the Parties effective immediately upon delivery of such written notice (except to the extent a

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Party has the right under Section 7.1 to cure the basis for such termination, in which case such termination shall become effective upon the expiration of such cure period to the extent such basis remains uncured). If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the Parties under this Agreement automatically shall end without Liability against any Party or its Affiliates, except that (i) Section 5.4 (Public Announcements), ARTICLE XI (Miscellaneous) (except for Section 11.6 (Specific Performance), other than as related to the other Sections specified in this clause (i)), and this Section 7.2, and the related definitions in ARTICLE I hereto, shall remain in full force and survive any termination of this Agreement, and (ii) if this Agreement is terminated by a Party in connection with the knowing and intentional breach of this Agreement by the other Party, the terminating Party’s right to pursue all legal remedies in respect thereof will survive such termination. For purposes of this Agreement, a “knowing and intentional breach” shall mean a material breach of this Agreement that is a consequence of an act or omission by the breaching Party with the actual knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of this Agreement and such breach would, or would reasonably be expected to prevent the satisfaction of or result in the failure of any condition set forth in ARTICLE VI hereto.
(b)    For the avoidance of doubt, no termination pursuant to Section 7.1 shall relieve Seller from any liability for any expenses payable pursuant to the terms of this Agreement, including, but not limited to, those expenses to be borne by Seller pursuant to Section 5.16(b).
ARTICLE VIII.
INDEMNIFICATION; D&O LIABILITIES AND INSURANCE
Section 8.1    Indemnification Obligation.
(a)    Seller agrees to protect, defend, hold harmless and indemnify Purchaser and its Affiliates and such parties’ respective officers, directors, trustees, employees, shareholders, members, partners, agents, representatives, successors and assigns (the “Mount Logan Indemnified Parties”) from and against any and all Losses resulting from or relating to:
(i)    any breach of the representations and warranties of Seller made in this Agreement or the Ancillary Agreement;
(ii)    any breach of any covenant or agreement of Seller under this Agreement;
(iii)    any Excluded Assets; and
(iv)    any Excluded Liability.
(b)    Purchaser agrees to protect, defend, hold harmless and indemnify Seller and its Affiliates and such parties’ respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses resulting from or relating to:

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(i)    any breach of the representations and warranties of Purchaser made in this Agreement or the Ancillary Agreement;
(ii)    any breach of any covenant or agreement of Purchaser under this Agreement; and
(iii)    any Assumed Liability.
Section 8.2    Indemnification Procedure. Each of Purchaser and Seller (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any claim, action, demand or lawsuit for which the Indemnified Party intends to claim indemnification under this Agreement (provided, however, that the failure to give such notice shall not relieve the Indemnifying Party from its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such delay). Such notice shall describe the claim, action, demand or lawsuit in reasonable detail, including the amount of the Losses relating thereto (if then quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification. The Indemnifying Party has the right to take control of the defense of all actions that are indemnified against under this Agreement; provided, however, that the Indemnifying Party shall not have the right to settle or compromise any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, excluding, however, a compromise or settlement based solely on the payment of money in exchange for a complete release of the Indemnified Party without any further obligations being imposed on the Indemnified Party or any admission of guilt or wrongdoing on the part of the Indemnified Party (which, for the avoidance of doubt, shall not require written consent of the Indemnified Party). The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.
Section 8.3    Survival. Except for (a) the Fundamental Representations (other than the representations and warranties in Section 3.9), which shall each survive the Closing and terminate upon the six (6) year anniversary of the Closing Date, and (b) each of the representations and warranties in Section 3.9 shall terminate and be of no further force or effect on the date that is sixty (60) days after the expiration of the longest applicable statute of limitations (including any extensions thereof), all representations and warranties contained in this Agreement and the Ancillary Agreements (to the extent such representations and warranties are subject to the indemnities herein) shall survive the Closing and terminate upon the eighteen (18) month anniversary of the Closing Date. All covenants (or portions thereof) contained in this Agreement that require performance at or prior to the Closing shall not survive, and shall terminate as of, the Closing. All covenants (or portions thereof) contained in this Agreement that require performance after the Closing (including without limitation the provisions of this ARTICLE VIII) shall survive the Closing and shall terminate upon the performance thereof or the specific period of time expressly set forth in such covenant. All claims for indemnification under this Agreement must be asserted pursuant to a written notice given prior to the expiration of the applicable survival period set forth in this Section 8.3; provided that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant

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to a written notice given within the survival period specified in this Section 8.3 shall survive until, but only for purposes of, the resolution of such claim. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.3 shall replace any statute of limitations that would otherwise be applicable. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit any rights that may be available to Purchaser in respect of a claim for Fraud.
Section 8.4    Limitations on Liabilities.
(a)    No indemnification claim for Losses by a Mount Logan Indemnified Party or a Seller Indemnified Party, as applicable, arising under Section 8.1(a)(i) or Section 8.1(b)(i) (as applicable), in each case solely with respect to breaches of representations and warranties other than Fundamental Representations under this Agreement or the Ancillary Agreements (to the extent indemnified hereunder), shall be asserted unless and until (the aggregate amount of such Losses exceeds an amount equal to $75,000 (the “Deductible”), whereupon the applicable Indemnified Party shall be entitled to recover only the amount of such Losses in excess of the Deductible.
(b)    The cumulative indemnification obligations of (i) Seller under Section 8.1(a)(i) and (ii) Purchaser under Section 8.1(b)(i), in each case solely with respect to breaches of representations and warranties other than Fundamental Representations under this Agreement or the Ancillary Agreements (to the extent indemnified hereunder), shall not exceed $2,000,000 (the “Cap”).
(c)    The Deductible and Cap shall not apply to (i) breaches of Fundamental Representations, (ii) breaches of covenants or agreements, (iii) Section 8.1(a)(iii), (iv) Section 8.1(a)(iv), or (v) Fraud.
(d)    Nothing in this Section 8.4 shall limit or restrict each Mount Logan Indemnified Party’s obligations under Delaware Law to mitigate any Losses hereunder.
(e)    Under no circumstances shall any Indemnified Party be entitled to recover any amount in respect of the same loss more than once under this Agreement.
Section 8.5    Materiality Scrape. For purposes of determining whether there has been a breach of any representation or warranty in ARTICLE III or ARTICLE IV or any representation or warranty in an Ancillary Agreement that is indemnified pursuant to Section 8.1, and for purposes of calculating the amount of Losses resulting therefrom, any qualification as to “material,” or “in all material respects,” “Material Adverse Effect,” or similar qualifications in any such representation or warranty shall be disregarded. Notwithstanding the foregoing, any qualification as to “Material Adverse Effect,” “material” or “in all material respects” shall not be disregarded for purposes of Section 3.14.
Section 8.6    D&O Liabilities and Insurance. Seller covenants to Purchaser that:

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(a)    Any existing Seller directors’ and officers’ insurance policies shall be primary and non-contributory for any liabilities in respect of Seller’s pre-Closing liabilities arising out of or relating to Seller’s provision of advisory services to AMCLX, and Seller shall take any and all actions with respect to such insurance policies to effectuate the foregoing;
(b)    Seller shall maintain directors’ and officers’ insurance coverage, on commercially reasonable terms, with a coverage limit of not less than one million dollars ($1,000,000) (the “Seller D&O Policies”), and on or prior to the Closing Date, has delivered evidence of payment in full of the Seller D&O Policies; and
(c)    Seller shall pay the premiums, fees and expenses required to keep the Seller D&O Policies in effect for not less than six (6) years following the Closing, and shall not permit the Seller D&O Policies to be amended, reduced or terminated without the prior written consent of Purchaser.
Section 8.7    Sole and Exclusive Remedy; Order of Recovery.
(a)    From and after the Closing, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Mount Logan Indemnified Parties with respect to any Losses for which indemnification is available under this Agreement, except in the case of a claim for Fraud by such Person. For the avoidance of doubt, nothing in this Section 8.7 shall limit any rights or remedies of the Parties with respect to claims not involving indemnifiable Losses under this Article VIII.
(b)    Notwithstanding anything to the contrary in this Agreement, any indemnity amounts payable to a Mount Logan Indemnified Party in accordance with this Article VIII (after taking into account and subject to the limitations in this Article VIII, including the Deductible and Cap) shall be satisfied:
(i)    first, by reducing the amount of any AMCLX Base Amount, if any, then due but unpaid to the Seller as of the date on which an indemnification obligation is ultimately determined and becomes payable;
(ii)    second, by way of setoff against any other amounts then due and payable (or, within ninety (90) days thereafter, becoming due and payable) by Purchaser or any of its Affiliates to Seller under this Agreement, including, without limitation, any portion of the Transaction Payment or any AMCLX Base Amount payments; and
(iii)    thereafter, from Seller.
ARTICLE IX.
TAX MATTERS
Section 9.1    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise

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be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser to the extent permitted by Applicable Law.
Section 9.2    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Agreement (including any real property transfer Tax and any other similar Tax) (such Taxes and fees, “Transfer Taxes”) shall be borne and paid by Seller when due. Seller and Purchaser shall cooperate and timely file any Tax Return or other document with respect to such Taxes or fees. Any expense arising out of Transfer Taxes shall also be borne by Seller.
Section 9.3    Proration of Taxes. For purposes of this Agreement, in the case of a tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that occurs in the portion of a Straddle Period ending with the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Tax (including, for the avoidance of doubt, personal property, real property, ad valorem or similar Taxes) that is allocable to the portion of a Straddle Period ending with the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.
ARTICLE X.
NOTICES
Section 10.1    Notices. Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) (provided that no bounce-back or delivery failure notice is received), personal service or prepaid or certified mail addressed as follows:
If to the Seller:
Alternative Fund Advisors LLC
101 Federal Street, Suite 1900
Boston, Massachusetts 02110
Attention:
Email:

With copies (which shall not constitute notice) to:
Reitler Kailas & Rosenblatt LLP
885 Third Avenue, 20th Floor
New York, New York 10022-4834
Attention:     Edward G. Reitler and Crayton L. Bell
E-mail:         ereitler@reitlerlaw.com
        cbell@reitlerlaw.com

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If to the Purchaser:
Mount Logan Management, LLC
650 Madison Avenue, 3rd Floor
New York, New York 10022
Attention: Legal and Accounting
E-mail: bcp-credit-legal@bcpartners.com
bcp-credit-accounting@bcpartners.com

With copies (which shall not constitute notice) to:
Dechert LLP
1095 Avenue of the Americas
New York, NY, 10036
Attention:     Kenneth E. Young and Daniel S. Mozes
E-Mail:     ken.young@dechert.com;
daniel.mozes@dechert.com
ARTICLE XI.
MISCELLANEOUS
Section 11.1    Confidentiality. Each Party will hold, and will use its best efforts to cause its Representatives to hold in strict confidence from any Person (other than any such Representatives who need to know such information in connection with the transactions contemplated by this Agreement) all non-public or proprietary documents and information of the other Party or any of its Affiliates or relating to the Purchased Assets and the Assumed Liabilities (“Confidential Information”) except to the extent that such Confidential Information (i) is required to be disclosed by Applicable Law or required or requested to be disclosed by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process by Governmental Authority or otherwise or any securities exchange to which a Party or any of its Affiliates is subject, (ii) must be disclosed in connection with a Party fulfilling its obligations pursuant to this Agreement or the Ancillary Agreements, or (iii) is disclosed in any action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the Ancillary Agreements. No Party shall, and each Party shall direct its Representatives not to, use the other Party’s Confidential Information for any purpose except solely to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Confidential Information shall not include information that (x) is or becomes publicly available through no violation by a Party of this Section 11.1, (y) was later lawfully acquired a Party other than from sources (A) related to its prior ownership of the Purchased Assets or (B) that are known by a Party to be subject to any confidentiality obligation to the other Party or any of its Representatives with respect to such Confidential Information or (z) is or was independently developed by a Party or any of its Representatives without use of, reference to or reliance upon the Confidential Information (as can be demonstrated by appropriate documentary evidence). The obligations under this Section 11.1 shall survive for a period of twenty-four (24) months after the Closing or, if applicable, a period of twenty-four (24) months after the termination of this Agreement. Notwithstanding the foregoing, each Party may (a) disclose

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Confidential Information to any of its Representatives, provided, in each case, that each such Representative is advised of the confidentiality obligations under this Agreement and such disclosure is subject to reasonable confidentiality obligations that are at least equivalent to those contained herein, or (b) make any use of, distribute or make copies of, for any purpose other than those contemplated by this Agreement, any Confidential Information of the other Party received in connection with this Agreement. Notwithstanding the foregoing, in connection with a Party’s disclosure of the other Party’s Confidential Information in the following circumstances, the disclosing Party, as applicable, shall, to the extent reasonably possible and permitted by Applicable Law, first promptly notify the other Party in writing of such intended disclosure and shall reasonably cooperate at the other Party’s reasonable request and expense in seeking any limitations on such disclosure and/or protective measures for disclosed information: (i) in response to a court order or formal discovery request; (ii) if a binding request is made by any Governmental Authority; (iii) as otherwise required by Applicable Law; and (iv) to a potential acquiror of or investor in such Party, provided that such potential acquiror or investor is subject to reasonable confidentiality obligations to such Party that are at least equivalent to those contained herein. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Party to disclose any Confidential Information if such disclosure would, in the reasonable judgment of such Party, (A) violate Applicable Law or the provisions of any contract to which such Party is a party, or (B) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. Each of Seller and Purchaser is liable to the other Party for any unauthorized use or disclosure of Confidential Information by it or any of its Representatives and promptly after becoming aware of any such unauthorized use or disclosure by it or any of its Affiliated or Representatives, notify the other Party of same and fully cooperate with the other Party to remediate same. Upon demand by the disclosing Party at any time, the receiving Party shall promptly return or destroy, at the receiving Party’s option, all Confidential Information of the disclosing Party; provided that the receiving Party and its Representatives shall be permitted to retain Confidential Information to the extent such Confidential Information is “backed up” on its or their (as the case may be) electronic information management and communications systems or servers, pursuant to bona fide regulatory or legal requirements, and, notwithstanding the immediately preceding proviso, the receiving Party and its representatives shall maintain the confidentiality of any such retained record to the same extent as required under this Section 11.1.
Section 11.2    Entire Agreement. This Agreement (including any schedules and exhibits hereto) and other documents and instruments referred to in this Agreement that are to be delivered at the Closing, constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties to this Agreement, written or oral, with respect to the subject matter thereof.
Section 11.3    Headings. The table of contents and the headings of Sections, subsections, paragraphs, schedules and any exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.
Section 11.4    Governing Law; Venue; Waiver of Jury Trial.

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(a)    This Agreement, and any controversy or proceeding arising out of, or with respect to this Agreement or the transactions contemplated herein, shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware.
(b)    Any proceeding against the parties arising out of, or with respect to, this Agreement, shall be brought exclusively in the Court of Chancery in the State of Delaware, New Castle County, or, if such court does not have proper jurisdiction, the United States federal district court or any other state court sitting in the State of Delaware, New Castle County (collectively with the foregoing Delaware courts, the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any proceeding. Each party hereto agrees that service of any process, summons, notice, or document by U.S. registered mail addressed to such party in accordance with Section 10.1 shall be effective service of process for any action, suit, or proceeding brought against such party in any such court. Seller hereby designates the individual(s) listed in Section 10.1 to whom notice may be given on behalf of Seller as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of Purchaser. Purchaser hereby designates the individual(s) listed in Section 10.1 to whom notice may be given on behalf of Purchaser as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of Seller. Each party hereto agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(c)    In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any proceeding brought in the Designated Courts has been brought in an inconvenient forum.
(d)    EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 11.5    Assignment; No Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any Party without the written consent of the other Party. Any purported assignment other than as permitted by the express terms of this Agreement shall be void and unenforceable. Nothing expressed or referred to in this Agreement shall be construed to give any person, firm or corporation, other than the

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parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement, except (a) such rights as may inure to a successor or permitted assignee under Section 11.5, (b) for ARTICLE VIII, which is intended to benefit and to be enforceable by Mount Logan Indemnified Parties and Seller Indemnified Parties as specified therein, (c) for Section 11.12, which is intended to benefit and to be enforceable by Non-Party Affiliates as specified therein.
Section 11.6    Specific Performance.
(a)    The Parties agree that irreparable damage would occur, that no adequate remedy at Law would exist and that damages would be difficult to determine, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with its specific terms or were otherwise breached. The Parties accordingly agree that in addition to any other remedy to which they are entitled at Law or in equity, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any proceeding seeking injunctive relief or specific enforcement of the provisions of this Agreement. The Parties further agree that nothing set forth in this Section 11.6 shall (i) require any Party to institute any action or proceeding for (or limit any party’s right to institute any action or proceeding for) injunctive relief or specific enforcement under this Section 11.6 before or as a condition to exercising any termination right under Section 7.1 (and pursuing damages after such termination) or (ii) restrict or limit any party’s right to terminate this Agreement in accordance with Section 7.1 (and to pursue damages after such termination).
(b)    With respect to the specific performance contemplated by section (a) above, the Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent any such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent any such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties hereto under this Agreement.
Section 11.7    Waiver. No waiver by any Party of its rights under any provisions of this Agreement shall be effective unless it shall be made in a signed writing by such waiving Party. No failure by any Party to take any action with regard to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take action with regard to the breach or default or any subsequent breach or default by the other Party.
Section 11.8    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order

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that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.
Section 11.9    Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of Seller and Purchaser.
Section 11.10    Counterparts and Electronic Signatures. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of both parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.
Section 11.11    Interpretation; Definitions. In the negotiation of this Agreement, each Party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in ARTICLE I.
Section 11.12    Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity, or otherwise) that may be based upon, arise out of or relate to any Applicable Agreement, or the negotiation, execution, performance or breach of any Applicable Agreement (including any representation or warranty made in or in connection with any Applicable Agreement or as an inducement to enter into any Applicable Agreement), may be made or asserted only (a) by the parties to such Applicable Agreements and any intended third-party beneficiaries thereunder and (b) against the parties to such Applicable Agreement, in each case, only with respect to the specific rights or obligations, as applicable, set forth herein with respect to such parties. No other Person, including any party’s past, present or future directors, officers, employees, incorporators, members, partners, stockholders, managers (or other equityholders), Affiliates, attorneys or other agents or representatives (collectively, “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to any Applicable Agreement or for any claim based on, in respect of, or by reason of any Applicable Agreement or the negotiation, execution or performance thereof; and each party hereby waives and agrees not to bring or assert any such claim or cause of action against any such Non-Party Affiliates and hereby releases all such Non-Party Affiliates from any and all Liabilities arising under, in connection with or related thereto. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.
Section 11.13    Privilege. The Parties agree that, as to all communications prior to Closing among Reitler Kailas & Rosenblatt LLP, on the one hand, and the Seller and its Representatives, on the other hand, in respect of the consideration, preparation or negotiation of the transactions contemplated by this Agreement and the Ancillary Agreements, the attorney-

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client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller following the Closing.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

MOUNT LOGAN MANAGEMENT, LLC
By:	/s/ Henry Wang
Name: Henry Wang
Title: Authorized Signatory

ALTERNATIVE FUND ADVISORS, LLC
By:	/s/ Marco Hanig
Name: Marco Hanig
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]
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